Registration No.  333-_____

              As Filed with the Securities and Exchange Commission
                                on March 24, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -------------------------------

                              GROVE PROPERTY TRUST
             (Exact name of registrant as specified in its charter)

                                    Maryland
         (State or other jurisdiction of incorporation or organization)

                                   06-1391084
                      (I.R.S. Employer Identification No.)

                                598 Asylum Avenue
                           Hartford, Connecticut 06105
                                 (860) 246-1126
               (Address including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Joseph R. LaBrosse
                             Chief Financial Officer
                              Grove Property Trust
                                598 Asylum Avenue
                           Hartford, Connecticut 06105
                                 (860) 246-1126
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Paul G. Hughes, Esq.
                               Cummings & Lockwood
                               Four Stamford Plaza
                          107 Elm Street, P.O. Box 120
                        Stamford, Connecticut 06904-0120
                     --------------------------------------

         Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


--------------------------------------------------------------------------------------------------------------------------
                         Calculation of Registration Fee
 Title of securities to be     Amount to be     Proposed maximum offering        Proposed maximum            Amount of
        registered              registered           price per share*       aggregate offering price*    registration fee
---------------------------- ------------------ --------------------------- --------------------------- ------------------

       Common Shares             2,114,439                $10.50                   $22,201,609               $6,549.48
  of Beneficial Interest,         shares
 par value $0.01 per share

---------------------------- ------------------ --------------------------- --------------------------- --------------------

* Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sale prices of a Common Share of the Registrant on the American Stock Exchange for March 20, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              Subject to Completion
                   Preliminary Prospectus Dated March 24, 1998

PROSPECTUS

                              GROVE PROPERTY TRUST
                                598 Asylum Avenue
                           Hartford, Connecticut 06105

                 2,114,439 COMMON SHARES OF BENEFICIAL INTEREST
                            Par Value $0.01 Per Share

          Grove Property Trust (the "Company") is a self-managed and self-administered real estate investment trust (a "REIT") that is engaged in the acquisition, repositioning, management and operation of mid-priced multifamily and specialty retail properties in the Northeastern United States. As of March 15, 1998, the Company owned interests in a portfolio of 36 apartment communities in Connecticut, Massachusetts and Rhode Island containing a total of 3,580 residential units and three community shopping centers in Massachusetts containing an aggregate of approximately 100,000 rentable square feet.

          This Prospectus relates to the possible issuance by the Company of up to 2,114,439 shares (the "Redemption Shares") of its Common Shares of Beneficial Interest, par value $.01 per share ("Common Shares"), if, and to the extent that, holders of up to 2,114,439 units of limited partnership interest ("Common Units") in Grove Operating, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling limited partner interest, tender such Common Units for redemption. When Common Units are tendered for redemption, the Company will determine whether to pay the redemption price by issuing Redemption Shares or by paying cash. The Common Units were issued in connection with the acquisition of properties by the Company. The registration of the Redemption Shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof. See "The Company" and "Registration Rights."

          The Common Shares are listed on the American Stock Exchange (the "AMEX") under the symbol "GVE." To ensure that the Company maintains its qualification as a REIT, ownership by any person of more than 5% of the Common Shares is restricted, with certain exceptions. See "Description of Shares of Beneficial Interest."

          The Company will not receive any cash proceeds from the issuance of the Redemption Shares. The Company will acquire Common Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to holders of Common Units pursuant to this Prospectus.

          See "Risk Factors" beginning on Page 4 for a discussion of certain factors that should be considered in evaluating an investment in the Common Shares offered hereby.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -----------------------------------

                 The date of this Prospectus is March __, 1998.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such State.

                                TABLE OF CONTENTS

Available Information.........................................................2
Incorporation of Certain Documents by Reference...............................3
The Company...................................................................4
Risk Factors..................................................................4
Description of Shares of Beneficial Interest.................................16
Certain Provisions of Maryland Law and of the Company's
   Charter and Bylaws........................................................20
Description of Common Units..................................................23
Comparison of Ownership of Common Units and Common Shares....................28
Redemption of Common Units...................................................35
Tax Consequences of Redemption...............................................36
Certain Federal Income Tax Considerations....................................37
Shares Available for Future Sale.............................................50
Plan of Distribution.........................................................50
Legality.....................................................................51
Experts......................................................................51


          NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON DEEMED TO BE AN UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE REDEMPTION SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its regional offices, the current addresses of which are: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at the following address: http://www.sec.gov. Since the Common Shares are also listed on the American Stock Exchange, reports, proxy statements and other information relating to the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          2. The Company's Current Report on Form 8-K dated December 31, 1997, as amended, and its Current Report on Form 8-K dated January 23, 1998; and

          3. The Company's Registration Statement on Form 8-A dated November 14, 1997.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus is a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

          To the extent that independent accountants audit and report on financial statements of the Company issued at future dates, and consent to the use of their reports thereon, such financial statements shall also be incorporated by reference into this Prospectus in reliance upon their reports and their authority as experts in accounting and auditing.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Written requests should be addressed to: Sheila Daley, Grove Property Trust, 598 Asylum Avenue, Hartford Connecticut 06105. Telephone requests may be directed to Ms. Daley at (860) 246-1126, extension 143.

                                   THE COMPANY

          The Company, which was formed in 1994, is a self-managed and self-administered equity REIT organized under Maryland law. It is engaged, through the Operating Partnership of which the Company is the sole General Partner, in the business of acquiring, repositioning, managing and operating mid-priced multifamily residential and specialty retail properties located in the Northeastern region of the United States. As of March 15, 1998, the Company has a controlling interest in 39 properties (the "Properties") consisting of 36 apartment communities containing a total of 3,580 residential units and three retail properties containing an aggregate of approximately 100,000 rentable square feet. Reference is made to the information incorporated herein for a more complete description of the Company's business and its properties.

          The Company's executive offices are located at 598 Asylum Avenue, Hartford, Connecticut 06105, and its telephone number is (860) 246-1126.

                                  RISK FACTORS

          Holders of Common Units who may receive Redemption Shares upon redemption of their Common Units should consider carefully the risk factors set forth below, as well as the other information contained herein or incorporated by reference, before making an investment in the Redemption Shares. Certain statements contained or incorporated by reference herein constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "1933 Act") and Section 21E of the 1934 Act. These statements include, among other things, statements concerning results of operations, cash available for distributions, required capital expenditures, sources of growth, economic conditions and trends and plans and objectives of management for future operations. Such forward looking statements involve risks and uncertainties that may cause actual results to differ materially, depending on a variety of important factors. Important factors that contribute to such risks and uncertainties include, but are not limited to: (i) those identified under this caption; (ii) changes in general business and economic conditions; and (iii) other factors which may be described from time to time in the Company's filings with the Commission.

Special Considerations Applicable to Redeeming Unit Holders

          Tax Consequences of Redemption of Common Units. The exercise by a holder of Common Units of his or her right to require the redemption of his or her Common Units will be treated for tax purposes as a sale of such Common Units by the holder. Such a sale will be fully taxable to the redeeming Common Unit holder and such redeeming Common Unit holder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Redemption Shares received in the exchange plus the amount of the Operating Partnership liabilities allocable to the redeemed Common Units at the time of the redemption. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., Redemption Shares) received upon such disposition. See "Redemption of Common Units--Tax Consequences of Redemption." In addition, the ability of the Common Unit holder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with redemption of Common Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price the Common Unit holder receives for such shares may not equal the value of his or her Common Units at the time of redemption. See "--Share Price Volatility" below.

          Change in Investment Upon Redemption of Common Units. If a Common Unit holder exercises the right to require the redemption of his or her Common Units, such Common Unit holder may receive cash or, if the Company so elects, Redemption Shares. If the Common Unit holder receives cash, that holder will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Common Unit holder currently owns or acquires in the future additional Common Shares or Common Units). If the

Common Unit holder receives Redemption Shares, that holder will become a stockholder of the Company rather than a holder of Common Units in the Operating Partnership. See "Redemption of Common Units-- Comparison of Ownership of Common Units and Common Shares."

Absence of Appraisals

          In March 1997, 20 Properties owned by certain affiliates of the Company's executive officers (the "Executive Officers") and Grove Property Services Limited Partnership ("GPS"), the management company for such Properties were contributed to the Operating Partnership in exchange for Common Units and cash (collectively, the "March Acquisitions"), pursuant to a Contribution Agreement (the "Contribution Agreement") between such affiliates, the Company and the Operating Partnership. Such acquisitions were based primarily upon a capitalization of pro forma net operating income, rather than an asset-by-asset valuation based on historical cost or appraised current market value. A valuation of these Properties and GPS based on appraisals or another method would likely have resulted in a different valuation. There can be no assurance that the percentage interests or the value thereof received by those participating in the transactions, including the Executive Officers and their affiliates, accurately reflected the value of the assets contributed to the Operating Partnership. Since the March Acquisitions, the Company has acquired five properties from affiliated parties and eight properties from unaffiliated parties. The Company did not obtain appraisals with respect to these additional properties, although approval was obtained from a majority of the Independent Trust Managers (as defined below) for the transactions in which the additional properties were acquired from affiliates of the Company. If the fair market values of GPS and the properties acquired in and subsequent to the March Acquisitions are materially different from the amounts paid by the Company, the Company could have overpaid for GPS or such properties which could result in a material and adverse effect on the financial performance of the Company and the value of the Common Shares (including the Redemption Shares). In addition, the sellers of such properties could in the future claim they were underpaid, which claim, if successful, could result in a material and adverse effect on the financial performance of the Company and the value of the Common Shares (including the Redemption Shares).

Real Estate Investment Considerations

          General. Real property investments are subject to varying degrees of risk. The financial returns available from equity investments in apartment properties depend on the amount of revenue generated and expenses incurred in operating the properties. If the properties do not generate revenue sufficient to meet operating expenses, debt service, if any, and capital expenditures, the Company's income and ability to make distributions to its shareholders will be adversely affected. An apartment property's income and value may be adversely affected by the national and regional economic climates, local real estate conditions, such as an oversupply of apartments or a reduction in demand for apartments, availability of "for purchase" housing, the attractiveness of the properties to residents, competition from other apartment properties, the ability of the owner to provide adequate maintenance and to obtain adequate insurance and increased operating costs (including real estate taxes). The Company's income will be adversely affected if a significant number of residents are unable to pay rent or if the apartments cannot be rented on favorable terms. Further, certain significant expenditures associated with equity investments in real estate (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income. In addition, the net income to the Company from any of the properties may be adversely affected by such factors, among others, as changes in zoning, building, environmental, rent control and other laws and regulations, population shifts, which may affect the demand for rental housing in the Company's markets, changes in real property taxes and interest rates, the availability of financing, weather and acts of God (such as earthquakes, hurricanes and floods) and other factors beyond the control of the Company that may significantly affect the Company's revenue and operating expenses. The Company is also exposed to the various types of litigation that may be brought against a property owner or manager.

          Illiquidity of Real Estate. Investments in real estate are relatively illiquid and, therefore, will tend to restrict the Company's ability to vary its portfolio of properties promptly in response to changes in economic or other conditions. Consequently, if the Operating Partnership were to be liquidated, the proceeds realized by the Company might be less than the Company's total investment in the Operating Partnership. In addition, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), places limits on the amount of gross income the Company may realize from sales of real property assets held for fewer than four years, which may affect the Company's ability to sell its properties without adversely affecting returns to holders of Common Shares.

          Future Property Acquisitions. In the normal course of its business, and in the pursuit of its business and growth strategies, the Company frequently evaluates potential acquisitions in the Northeast. The Company intends to continue to acquire multifamily properties and, in certain circumstances, select retail properties if attractive opportunities arise. In addition to general investment risks associated with any new real estate investment, acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate. Properties acquired may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is possible that their operating performance may decline under the Company's management. No assurance can be given that the Company will identify suitable acquisitions, complete acquisitions on terms favorable to it or successfully integrate acquired properties into the Company's portfolio. If financing is not available on acceptable terms for new acquisitions or renovations, further acquisitions might be curtailed. Furthermore, the fact that the Company must distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT under the Internal Revenue Code will limit the ability of the Company to rely upon income from operations or cash flow from operations to finance new acquisitions.

          Risks of Repositioning and Renovation. The Company intends to reposition or renovate certain of its properties and other properties it may acquire in the future. In connection with any such project, the Company will bear certain risks, including delays or cost overruns, that may increase project costs and could make such projects uneconomical, and the risk that occupancy or rental rates at a property once such a project has been completed will not be sufficient to enable the Company to pay operating expenses or earn its anticipated rate of return on its investment. In case of an unsuccessful repositioning or renovation project, the Company's loss could exceed its investment in such project. In cases where the Company owns less than the entire interest in a property, the Company may nevertheless be required to bear the entire cost of a repositioning or renovation project at such property.

          Risks Relating to Distributions. The Company pays regular distributions to its shareholders and has recently increased its annual distribution rate to $0.68 per Common Share. The Company's determination to increase distributions was based on expectations with respect to pro forma REIT taxable income and is intended to ensure the Company's continuing ability to qualify for REIT status. In particular, the Company is seeking to ensure its continuing compliance with the requirement that it distribute annually at least 95% of its REIT taxable income. No assurance can be given, however, that actual cash available for distribution will not be substantially below the Company's expectations. In addition, the Company's ability to make distributions will depend, in large part, on the performance of its properties, including occupancy levels, expenditures with respect to the properties, the amount of the Company's debt and the interest rates thereon and other costs relating to its properties, as well as the absence of significant expenditures relating to environmental or other regulatory matters. Most of these matters are beyond the control of the Company and any significant difference between the Company's expectations with respect to these matters and actual results could have a material adverse effect on the Company and its ability to make or sustain distributions.

          Compliance with Applicable Laws. The Company's properties are subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act (the "ADA") and state and local fire and safety requirements. The ADA may require modifications to existing buildings or restrict certain renovations by requiring access to such buildings, and apartments in the buildings, by disabled persons. In addition, the Fair Housing Amendments Act of 1988 ("FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Failure to comply with these laws could result in the imposition of fines or an award of damages to private litigants. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The costs of compliance with such laws may be substantial, and limits or restrictions on completion of certain renovations may reduce overall returns on the Company's investments. Although the Company believes that its properties are in substantial compliance with such laws currently in effect, the Company may incur additional costs to comply with such laws. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involve a greater expenditure than the Company currently anticipates or if the changes must be made on a more accelerated basis than it anticipates, the Company's cash flow and ability to make expected distributions could be adversely affected.

          Competition. There are numerous real estate companies, including those which operate in the markets in which the Company's properties are located, which compete with the Company in seeking properties for acquisition, and for tenants to occupy such properties. The Company may compete with companies that have greater resources and whose officers and directors or trustees have more experience than the Company's officers and Trust Managers. Further, the availability of single-family housing and other forms of multifamily residential properties, such as manufactured housing communities, provide alternatives to residents and potential residents of apartment communities. The availability of such alternatives and competition generated thereby could increase in the future. These competitive factors could adversely affect the Company's financial performance and results of operations.

Expansion into New Geographic Markets

          The Company currently intends to seek to acquire properties in geographic markets other than those markets in which its current properties are located, including other states in the Northeast and Mid-Atlantic regions. Such regions may include markets in which the Company has little or no experience in the acquisition and management of multifamily or other properties. Any such new geographic market may be substantially dissimilar to the markets in which the Company currently owns and operates its properties, and management of the Company may be unfamiliar with prevailing economic conditions, trends in real estate and other factors in such markets, which may adversely affect the Company's ability to acquire properties in such new geographic markets for competitive purchase prices and to manage such properties effectively and profitably thereafter. Payment of purchase prices for such properties in excess of their fair market value or the Company's inability to manage such properties so as to cause them to be profitable would have an adverse effect on the results of operations of the Company.

Dependence on Limited Geographic Area

          The Company's properties are located in Connecticut, Rhode Island and Massachusetts and consist principally of multifamily residential communities. A substantial percentage of the units in the Company's portfolio are located in Connecticut. The Company's cash flow, ability to make distributions to its shareholders and the value of the Common Shares are therefore particularly dependent upon general business and economic conditions, such as employment levels, average salaries, population and industrial growth and the demand for rental apartments, in Connecticut and in the individual markets in which the Company's properties are located. In recent years the values of residential rental properties in the Northeastern United States have fluctuated as a result of these and other factors. Changes in such factors in the Company's markets could have a material adverse effect on the Company's business, financial condition and results of operations.

Limitation on Control of Partially Owned Properties

          Eleven of the Company's properties are not entirely owned by the Company, and the Company may hereafter acquire properties in which it will own less than the entire interest. To the extent that other persons continue to have a minority interest in such properties, the Company may have certain fiduciary responsibilities to such persons which it will need to consider when making decisions that affect those properties (including decisions regarding sale, refinancing and the timing and amount of distributions from such properties). Potential conflicts and other problems which could adversely affect the Company and its results of operations could arise as a consequence of these ownership arrangements.

Real Estate Financing Risks

          Debt Service Obligations. The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. If the Company or an entity in which it invests were unable to meet its debt service obligations under its mortgage loans, the lender could foreclose on the relevant property, in which case the Company would lose the property and its associated investment and revenue stream. All indebtedness of the Company is secured by mortgages on certain of its properties. The cross-collateralization of the mortgages on various of the Company's properties reduces flexibility in selling individual properties.

          Variable Rate Debt and Maturities. The Company's debt includes both fixed rate and variable rate debt with interest rates that adjust based upon prevailing market interest rates. A substantial portion of the Company's debt may bear interest at variable rates. The Company is negotiating to increase its available revolving credit under its revolving credit facility (the "Credit Facility") to $50 million. The Credit Facility bears interest at variable rates. An increase in interest rates could have a material adverse effect on the Company's results of operations and on its ability to make distributions on the Common Shares. If principal payments due at maturity cannot be refinanced, extended or repaid with the proceeds of other capital raising transactions, the Company may not be able to pay distributions at expected levels and repay all such maturing debt. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution.

          No Limitation on Debt. The Company has followed a practice of limiting its ratio of debt to total market capitalization (i.e., total debt of the Company as a percentage of total market capitalization, defined as the sum of the aggregate market value of the issued and outstanding Common Shares and Common Units and the total debt of the Company) to less than 60%. The organizational documents of the Company, however, do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Company may change this practice regarding indebtedness without the vote of the holders of Common Shares. If this practice is changed, the Company could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and an increase in debt service requirements which could adversely affect the Company's financial condition and results of operations and, consequently, the Company's ability to pay distributions on the Common Shares.

Potential Conflicts of Interest

          The Executive Officers or entities affiliated with the Executive Officers have in the past been parties to transactions with the Company or its affiliates. Of the Company's 39 properties, 31 properties were acquired by the Company from entities affiliated with Executive Officers. The Company may in the future explore the possibility of purchasing other properties from its affiliates or affiliates of the Executive Officers. As a result, these persons may have interests that conflict with those of the other shareholders of the Company. In addition, there can be no assurance that the prices paid by the Company in connection with such transactions accurately reflected or will accurately reflect the fair market value of the subject properties. While the Company has entered into non-competition agreements with each of the Executive

Officers and certain of their affiliates designed to minimize conflicts of interest, and the Company's Third Amended and Restated Declaration of Trust dated March 14, 1997, as amended by Articles Supplementary dated October 23, 1997 (the "Charter") includes a provision which requires the composition of the Board of Trust Managers (the "Board") at all times to consist of a majority of Independent Trust Managers (as defined in the Charter), there can be no assurance that the provisions of the non-competition agreements or the Charter will be successful in eliminating the impact of conflicts of interest between the Executive Officers and the Company. Accordingly, the interests of the Company's shareholders may not have been, and in the future may not be, reflected fully in all decisions made or actions taken or to be taken by certain officers of the Company.

          Because of substantial economic interests of the Executive Officers in entities which are parties to the Contribution Agreement, there is a potential for a conflict of interest with respect to the obligations of the Executive Officers as executive officers of the Company in enforcing the terms of the Contribution Agreement. The failure to enforce the material terms of the Contribution Agreement, particularly the indemnification provisions and the remedy provisions for breaches of representations and warranties, could result in losses to the Company and could adversely affect the cash available for distribution.

          In addition, affiliates of the Executive Officers that have contributed properties to the Company in the past, may have unrealized gain in their interests in such properties. The sale of such properties by the Company could cause adverse tax consequences to such Executive Officers or affiliates. Although decisions regarding such dispositions must be made by the Board, a majority of which is composed of Independent Trust Managers, the interests of the Company and such Executive Officers and affiliates could be different in connection with the disposition of such properties.

Dependence on Key Personnel

          The Company depends on the efforts of all of its Executive Officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a material adverse effect on the operations of the Company. Currently, the Company does not intend to secure key-man life insurance for the Executive Officers.

Adverse Tax Consequences of Failure to Qualify as a REIT

          The Company currently intends to continue operating so as to qualify as a REIT under the Internal Revenue Code. A REIT generally is not taxed at the corporate level on income it currently distributes to shareholders so long as it distributes at least 95% of its REIT taxable income annually. The Company might in the future no longer be able to operate in a manner allowing it to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations is greater in the case of a REIT that holds its assets through a partnership. In addition, legislation, new regulations, administrative interpretations or court decisions may change tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

          If the Company fails to qualify as a REIT in any taxable year, the Company will not be allowed a deduction for distributions to shareholders in computing its taxable income. The Company would then be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the Company's cash available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Internal Revenue Code, and, to the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to sell certain of its assets to pay the applicable corporate tax.

          Although the Company currently intends to operate in a manner allowing it to qualify as a REIT, it is possible that future events may cause the Board, without the approval of the shareholders, to decide to revoke the REIT election.

Required Distributions; Potential Requirements to Borrow

          To obtain the favorable tax treatment accorded to a REIT under the Internal Revenue Code, the Company generally is required each year to distribute to its shareholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on (a) the amount by which certain distributions paid by it for any calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for the calendar year, plus (b) 100% of its undistributed income from prior years.

          The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Internal Revenue Code thereby avoiding income taxes and the nondeductible 4% excise tax. The Company's income consists primarily of the Company's share of the income of the Operating
Partnership. The Company's cash flow consists primarily of its share of distributions from the Operating Partnership. In turn, the Operating Partnership's income and cash flow consists primarily of its share of the income and cash flow of the properties it owns or controls. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could result in the Company's not having enough cash to make the distributions it needs to make to get the favorable tax treatment as a REIT. To make required distributions, the Company might need to borrow money it would otherwise not borrow. The terms of any such borrowing might be unfavorable to the Company. If the Company were unable to obtain such borrowings, the Company could be disqualified from REIT treatment.

          Distributions by the Operating Partnership are determined by the Company, as the sole general partner, and are dependent on a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition and the financial condition of each property in which the Company holds an interest, any decision by the Board to reinvest funds rather than to distribute funds, the capital expenditure requirements relating to the Company's properties, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Board deems relevant. The Company may not be able to continue to satisfy the annual distribution requirement so as to qualify as a REIT.

          For federal income tax purposes, distributions paid to holders of Common Shares may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company provides the holders of Common Shares with an annual statement indicating the tax character of the distributions.

Limits on Changes in Control

          Certain provisions of the Charter and the Bylaws of the Company and of Maryland law which are described in the following paragraphs may have the effect of (i) discouraging a change of control of the Company; (ii) deterring tender offers for Common Shares, which offers may be attractive to the Company's shareholders or (iii) limiting the opportunity for the Company's shareholders to receive a premium for the Common Shares that might otherwise exist if an investor attempted to assemble a block of Common Shares in excess of the Ownership Limit (as defined below) or the Constructive Ownership Limit (as defined below) or to effect a change of control of the Company.

          Ownership Limits. For the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital shares may be owned, actually or constructively under the applicable rules of the Internal Revenue Code, by five or fewer individuals (including certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company (the "five or fewer" requirement). The Company's Charter contains certain restrictions on the ownership and transfer of its Common Shares and Preferred Shares (together, "Equity Shares"), described below, which are intended to prevent concentration of share ownership. These restrictions, however, may not ensure that the Company will be able to satisfy the "five or fewer" requirement in all cases. If the Company fails to satisfy such requirement, the Company's status as a REIT will terminate. See "-Adverse Tax Consequences of Failure to Qualify as a REIT."

          The Company's Charter prohibits any person from owning more than 5.0% of the outstanding Equity Shares (subject to adjustment by the Board) (the "Ownership Limit") or owning constructively (within the meaning of the Internal Revenue Code) more than 9.8% of the number of outstanding Equity Shares (the "Constructive Ownership Limit"). In addition, the Company's Charter prohibits the executive officers of the Company from owning in the aggregate more than 20% of the outstanding Equity Shares (the "Executive Officer Ownership Limit"), subject to certain exceptions. Each percentage is based on the value or the number of shares, whichever is more restrictive. In addition, no shareholder of the Company may sell, transfer, assign, devise or otherwise dispose of Equity Shares if such a disposition would result in (i) Equity Shares being owned by fewer than 100 shareholders; (ii) the Company's being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or (iii) the Company's failing to qualify as a REIT. "ownership Limits" in this Prospectus refers to all of the Ownership Limit, the Constructive Ownership Limit and the Executive Officer Ownership Limit.

          Under the Company's Charter, any attempted transfer of shares by a person, or other change in the capital structure of the Company, which would violate one of the Ownership Limits, unless compliance with such limit has been waived by the Board, will cause the shares in excess of such limit (the "Excess Shares") to be transferred automatically to a special trust for the benefit of a charitable beneficiary (a "Special Trust"). If for any reason, the transfer to a Special Trust is not automatically effective, the attempted transfer resulting in violation will be deemed void ab initio. Upon any transfer that results in Excess Shares, the Excess Shares will be deemed to have been transferred to the trustee of a Special Trust and will be considered issued and outstanding shares. The trustee of the Special Trust will be entitled to voting, dividend and other distribution rights on such Excess Shares. Any dividend or other distribution paid prior to the discovery by the Company that the Common and/or Preferred Shares have Excess Shares must be repaid to the trustee of the Special Trust upon demand.

          The Board may waive the Ownership Limits with respect to a particular shareholder if it is satisfied, based on the receipt of certain representations and undertakings from the person seeking to own shares in excess of the Ownership Limit, the Constructive Ownership Limit or the Executive Officer
Ownership Limit, that such ownership in excess of the Ownership Limit will not jeopardize the Company's status as a REIT. Subject to certain limitations, the Board may from time to time increase or decrease the Ownership Limit or the Constructive Ownership Limit.

          Preferred Shares. The Company's Charter permits the Board to issue up to 1,000 preferred shares of beneficial interest, par value $0.01 per share ("Preferred Shares"), and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any Preferred Shares issued. Thus, the Board could authorize the issuance of Preferred Shares with terms and conditions which discourage a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price of the Common Shares.

          Staggered Board. The Company's Board has three classes of Trust Managers who serve for three-year terms, with the term of one class expiring in each year. A Trust Manager may be removed only for cause (as defined in the Charter) and only by the affirmative vote of the holders of at least two-thirds of the Common Shares then outstanding and entitled to vote.

          Maryland Business Combination Law. Under the Maryland General Corporation law (the "MGCL") certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT such as the Company and any person who owns 10% or more of the voting power of the trust's shares (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be approved by a super-majority vote unless, among other conditions, the shareholders of the REIT receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares.

Possible Environmental Liabilities

          Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up hazardous or toxic substances or petroleum products released on, under, in or emitting from such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for an allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances or the failure to remediate the contamination properly may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, certain loan documents provide for recourse liability in connection with the presence of hazardous or toxic materials. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties, the Company is potentially liable for such costs.

          Federal legislation requires owners and landlords of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-paint hazards and will impose treble damages for failure to give the required notice. The existence of lead-based paint in a property may result in lead poisoning in children residing therein if chips or particles of lead-based paint are ingested, and the Company may be held liable under state laws for any injuries caused by ingestion of lead-based paint by children living at the its apartment properties.

          Independent environmental consultants have conducted Phase I (or an update of a prior Phase I) or similar assessments of all of the Company's properties. Phase I assessments evaluate the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, a preliminary investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations.

          Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury suffered by reason of asbestos-containing materials. Because of the ownership and operation of its properties, the Company, the Operating Partnership and any partnership holding an interest in any of the Company's properties are potentially liable for such costs.

          Various environmental laws and regulations also control how certain of the Company's activities can or must be conducted. Such requirements govern maintenance activities, renovation projects and other worker operations involving asbestos or lead-based paint. They also may govern air emissions, wastewater discharges, waste management or similar activities related to operation of the Company's properties. The Company could incur material costs in complying with the requirements of these laws.

          Various laws and regulations obligate owners and operators of underground and aboveground storage tanks containing petroleum to meet certain construction and operating standards. In addition, such tank owners and operators are responsible for remediating any contamination caused by petroleum released from such tanks. The Company does not believe it will incur material costs relating to oil storage tanks at its properties. However, if there are facts not known to the Company, the Company may need to make material expenditures in the future.

          The Company's environmental assessments of its properties have not revealed any environmental liability that the Company believes would have a material adverse effect on its business, assets or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware.

Shares Available for Future Sale

          Sales of substantial amounts of Common Shares, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Shares. As of the date of this Prospectus, the Company has 8,453,829 Common Shares outstanding. Of these shares 6,666,379 shares are freely tradable without restriction and 1,787,450 shares are held by "affiliates" (as defined in Rule 144 under the Securities Act) and may be sold subject to the volume, manner of sale and other restrictions of Rule 144. Any Redemption Shares issued to persons other than affiliates of the Company will also be freely tradable. In the event that any affiliate ceases to be an "affiliate" of the Company, shares held by such holder will become freely tradable, subject to certain limitations.

          The Operating Partnership, in connection with the March Acquisitions, issued to persons other than the Company an aggregate of 2,114,439 Common Common Units. The Operating Partnership subsequently issued an aggregate of 889,353 Common Units in acquisitions of other properties and will likely issue additional Common Units in furtherance of the Company's objective of continuing to acquire additional properties. Common Units may be redeemed for cash based on their fair market value or, at the Company's option, for Common Shares on a one-for-one basis (subject to certain anti-dilution adjustments). In certain circumstances, the Company may not be able to exercise its option to satisfy such redemption rights with Common Shares because of tax or securities law limitations. An exercise of redemption rights in such circumstances could adversely affect the Operating Partnership's liquidity because it would then be required to satisfy such rights with cash. Pursuant to contractual arrangements, holders of the Common Units issued in the acquisitions may not redeem their Common Units for a period of one year after the closing of the acquisition transaction in which such holder received such Common Units. In addition, an aggregate of 1,114,974 Common Shares have been reserved for issuance pursuant to the Company's 1994 Share Option Plan, the 1996 Share Incentive Plan and other outstanding options and warrants.

          No prediction can be made as to the effect, if any, that future sales of Common Shares, including the Redemption Shares, or the availability of such shares for future sale will have on the market price of the Common Shares.

          The Board has the authority, without shareholder approval, to issue additional Common Shares and other Equity Shares, or to cause the Operating Partnership to issue additional Common Units or other classes of units of interest in the Operating Partnership in any manner it deems appropriate, including in exchange for property. Shareholders of the Company will have no preemptive right to purchase shares or units issued in any such offerings, and any such offerings might cause a dilution of the shareholders' investment in the Company.

Changes in Investment and Financing Policies Without Shareholder Approval

          The Board will determine the Company's investment and financing practices, its growth strategy, and its debt, capitalization, distribution and operating practices. Although the Board has no present intention to revise or amend these strategies and practices, the Board may do so at any time without a vote of the Company's shareholders. Accordingly, the Company's shareholders will have no control over changes in strategies and practices of the Company. Such changes may not serve the interests of all the Company's shareholders and could adversely affect the Company's financial condition or results of operations.

          Risks Involved in Acquisitions Through Partnerships. The Company has and may in the future invest in apartment properties through partnerships instead of purchasing apartment properties directly or through wholly-owned subsidiaries. Partnerships may, under certain circumstances, involve risks not otherwise present in a direct acquisition of properties. These include the risks that the Company's partner: (i) might become bankrupt, (ii) might at any time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company or (iii) might be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's practices or objectives. There is no limitation in the Company's Charter as to the amount of investment the Company may make in partnerships.

          Risks Involved in Investments in Securities Related to Real Estate. The Company has and may in the future pursue its investment objectives through the ownership of securities or partnership interests of entities owning real estate. Ownership of such securities or partnership interests may not entitle the Company to control the ownership, operation or management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make distributions on the Common Shares. Furthermore, if the Company desires to control an issuer of securities or partnership interests, it may be prevented from doing so by the limitations on percentage ownership and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT. The Company intends to operate its business in a manner that will not require the Company to register under the Investment Company Act of 1940, and the Company's shareholders will therefore not have the protection of that Act.

          The Company may also invest in mortgages or mortgage-related securities and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, cash available for distributions and the Company's ability to make distributions on the Common Shares could be adversely affected.

Share Price Volatility

          The price of the Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results or announcement of acquisitions. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which could adversely affect the market price of the Common Shares. Further, the daily trading volumes of REIT's in general and the Company's shares in particular may be lower than the trading volumes of certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a particular time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of such shares. Furthermore, due to the Company's limited trading volume in the past, investors in the Company may not have an extensive trading history to consider in connection with making investment decisions.

Uninsured Loss

          The Company carries comprehensive liability, fire, flood (where required) and extended coverage and rental loss insurance on all of its properties with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable, such as those resulting from earthquakes, floods, tidal waves, explosion of water pipes, nuclear hazards, wars, civil disturbances and environmental matters. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its investment in and anticipated profits and cash flow from a property while it would continue to be obligated on any mortgage indebtedness or other financial obligations on such property. Any such loss would adversely affect the Company and its financial condition and results of operations. Moreover, as the general partner of the Operating Partnership, the Company generally will be liable for any of the Operating Partnership's unsatisfied obligations other than non-recourse obligations. Similarly, as the general partner of other partnerships which hold certain of the Company's properties, the Company generally will be liable for any unsatisfied obligations of such partnerships other than non-recourse obligations.

Offer and Sale of Unregistered Securities

          In connection with the March Acquisitions and concurrent private placement by the Company of Common Shares (together, the "Consolidation
Transactions") the Company offered and sold 3,333,333 Common Shares and the Operating Partnership issued 2,114,439 Common Units. Upon consummation of acquisition transactions which occurred after the Consolidation Transactions, the Operating Partnership issued an additional 889,353 Common Common Units. The offer and sale of such Common Shares and such Common Units were not registered under the 1933 Act in reliance upon the exemption from registration under
Section 4(2) of the 1933 Act. If it were to be determined that the offer and sale of the Common Shares and Common Units issued in the Consolidation Transactions or other property acquisitions should have been registered under the 1933 Act, the holders of such Common Shares and Common Units could be given the right under federal securities laws to rescind their investment, or to pursue other claims against the Company which could adversely affect the financial condition of the Company or its ability to make expected distributions to its shareholders. Although the Company believes that the offer and sale of such Common Shares and Common Units was exempt from registration under Section 4(2) of the 1933 Act, the Company could be wrong.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

          The following summary of the Company's capital shares does not purport to be complete, and is qualified in its entirety by reference to the pertinent sections of the Company's Charter, a copy of which is available upon request from the Company.

          The Company is a REIT. Rights of shareholders are governed by the Maryland Real Estate Investment Trust Act and related statutes (collectively, the "Maryland REIT Act"), the Charter and the Company's Bylaws.

          General. The Charter provides that the Company may issue up to 14,000,000 shares of beneficial interest, consisting of 13,999,000 Common Shares and 1,000 Preferred Shares. The Transfer Agent and Registrar for the Common Shares is The First National Bank of Boston.

          Indemnification for, and Limitation on, Liability. Both the Maryland REIT Act and the Charter provide that no shareholder will be personally liable for any obligation of the Company solely as a result of his, her or its status as a shareholder of the Company. The Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability for which the shareholder may become subject by reason of being or having been a shareholder, and that the Company shall pay or reimburse each shareholder for all legal and other expenses reasonably incurred in connection with any such claim or liability. In addition, it is the Company's policy that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it believes will be adequate, any risk of personal liability to shareholders is limited to a situation in which the Company's assets plus its insurance coverage would be insufficient to satisfy such claims against the shareholders.

          Under the Charter and the Company's Bylaws, the Company has similar indemnification obligations to the Company's Trust Managers and officers and to persons who, at the request of the Company, serve or have served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder or trustee to the maximum extent permitted by Maryland law as in effect from time to time unless (i) such person's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) such person actually received an improper benefit or profit in money, property or services actually received or (iii) in the case of a criminal proceeding, such person had reasonable cause to believe his or her act or omission was unlawful. The Charter further provides that, to the maximum extent permitted by Maryland law as in effect from time to time, no Trust Manager or officer is liable to the Company or any shareholder of the Company for money damages. Under the Maryland REIT Act, the provision of the Charter limiting the liability of Trust Managers and officers is not applicable (a) to the extent that it is proved that the Trust Manager or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) to the extent that a judgment or other final adjudication adverse to the Trust Manager or officer is entered in a proceeding based on a finding in the proceeding that such Trust Manager's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Indemnification of any such person by the Company may also be made in accordance with any indemnification agreement which the Company may enter into with such person.

          Rights with Respect to Dividends and in the Event of Liquidation, Dissolution or Winding-Up. All issued and outstanding Common Shares are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest (if any), holders of Common Shares are entitled to receive dividends if, as and when authorized and declared by the Board out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

          Voting Rights. Each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trust Managers, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess exclusive voting power. Shareholders have the right to vote only on the following matters: (a) the election or removal of Trust Managers, (b) the amendment of the Charter, (c) the voluntary dissolution or termination of the Company, (d) the reorganization of the Company and (e) the merger or consolidation of the Company or the sale or other disposition of all or substantially all of its assets. There is no cumulative voting in the election of Trust Managers, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trust Managers then standing for election, and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any Trust Managers. A declaration of trust may permit the trust managers to amend the declaration of trust by a two-thirds vote of the trust managers from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Act without the affirmative vote or written consent of the shareholders. The Charter permits such action by the Board.

          The Company's Bylaws contain provisions requiring shareholders to provide advance notice to the Company before presenting a nomination or bringing any other business before an annual meeting of the Company's shareholders. The Company must receive the notice not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or 60 days after such first anniversary, then the shareholder must deliver the required notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company's Bylaws further specify information which must be included in any such notice. If a shareholder fails to comply with these procedures, any nomination or other business which the shareholder proposes to bring before the annual meeting will be considered not properly brought before the meeting.

          Other Rights. Under the Maryland REIT Act and the Charter, holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding Excess Shares, and to any future classification of Common Shares (see "--Classification or Reclassification of Common Shares or Preferred Shares" and "--Preferred Shares in General"), Common Shares have equal voting, dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT Act, appraisal rights.

          Preferred Shares in General. Preferred Shares may by issued from time to time, in one or more series, as authorized by the Board. Prior to issuance of shares of each series, the Board is required by the Maryland REIT Act and the Charter to designate for each such series, subject to the provisions of the Charter regarding Excess Shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Common Shares might believe to be in their best interests or in connection with which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then market price of such Common Shares. As of the date hereof, no Preferred Shares are outstanding.

          Classification or Reclassification of Common Shares or Preferred Shares. Subject to the express terms of any series of Preferred Shares or any class of Common Shares then outstanding and to the provisions of the Charter regarding Excess Shares, the Charter authorizes the Board to increase or decrease the number of, alter the designation of or classify or reclassify any unissued shares by setting or changing, in any one or more respects, from time to time before issuing the shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any series or class of shares.

          Restrictions on Transfer. In order for the Company to qualify as a REIT under the Internal Revenue Code, Equity Shares (i.e., Common Shares or Preferred Shares) must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding Equity Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified private pension plans) during the last half of a taxable year or during a proportionate part of a shorter taxable year.

          Because the Company expects to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of Equity Securities which are intended to assist the Company in complying with these requirements. The Charter provides that, subject to certain specified exceptions, (i) no person or entity (other than executive officers of the Company) may beneficially own more than 5.0%, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding Equity Shares (i.e., the Ownership Limit and the Constructive Ownership Limit, respectively) and no executive officer of the Company may, nor may the executive officers in the aggregate, own more than 20% of the outstanding Equity Shares (by number or value, whichever is the more restrictive) (i.e., the Executive Officer Ownership Limit). The constructive ownership rules of the Internal Revenue Code are complex and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5.0% or 20% of the Equity Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Equity Shares) by an individual or entity could nevertheless cause that individual, or another individual or entity, to own constructively in excess of 5.0%, 9.8% or 20% of the outstanding Equity Shares and, thus, subject such Equity Shares to one or more of the Ownership Limits. The Board may, but in no event is required to, waive the Ownership Limits with respect to a particular shareholder if it determines that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board may require undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

          The Charter further provides that no person shall beneficially or constructively own Equity Shares that would result in the Company's being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause the Company to fail to qualify as a REIT (including, but not limited to, ownership that would result in the Company's owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by the Company (either directly or through one or more partnerships) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code) and (b) any person from transferring Equity Shares if such transfer would result in Equity Shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire Equity Shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and to provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board determines that it is no longer in the best interest of the Company to attempt to quality, or to continue to qualify, as a REIT.

          The Charter provides that, if any attempted transfer of Equity Shares or any other event would otherwise result in any person's violating one of the Ownership Limits or the Charter, then, unless the Board has waived compliance with all of the applicable Ownership Limits, the shares in excess of the applicable limit are automatically transferred by operation of law to a Special Trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). If for any reason the transfer to the Special Trust is not effective, the attempted transfer resulting in such violation will be void ab initio and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of Equity Shares in excess of any of the Ownership Limits, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Equity Shares in excess of any of the Ownership Limits (the "Prohibited Owner") shall cease to own any right or interest) in such Equity Shares.

          Any automatic transfer described in the preceding paragraph shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of Equity Shares to the Special Trust, the trustee of the Special Trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) (the "Special Trustee") will be required to sell such shares to a person or entity who could own such shares without violating any of the Ownership Limits and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Equity Shares or the net sales proceeds received by the Special Trust for such Equity Shares.

          In the case of any Equity Shares in excess of any of the Ownership Limits resulting from an event other than a transfer, or from a transfer for no consideration (such as a gift), the Special Trustee will be required to sell such Equity Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Equity Shares as of the date of such event or the sale proceeds received by the Special Trust for such Equity Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale by the Special Trust of any Equity Shares in excess of any of the Ownership Limits, the Special Trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Equity Shares. Subject to Maryland law, effective as of the date that such Equity Shares have been transferred to the Special Trust, the Special Trustee shall have the authority (at the Special Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such Equity Shares have been transferred to the Special Trust and (ii) to recast such vote in accordance with the desires of the Special Trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible action, then the Special Trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to the Special Trust as described above) will be required to be repaid to the Special Trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the Special Trust as described above is not automatically effective (for any reason) to prevent violation of any of the Ownership Limits, then the Charter provides that the transfer of the Equity Shares will be void.

          In addition, Equity Shares held in the Special Trust shall be deemed to have been offered for sale to the Company or its designee, at a price per Equity Share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Special Trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company or its designee accepts such offer. The Company shall have the right to accept such offer until the Special Trustee has sold the Equity Shares held in the Special Trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate, and the Special Trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner, as the case may be, and any dividends or distributions held by the Special Trustee with respect to such Equity Shares shall thereupon be paid to the Beneficiary.

          All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

          Each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Equity Shares as the Board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a

REIT. These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

          Reports. Shareholders will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.


                       CERTAIN PROVISIONS OF MARYLAND LAW
                     AND OF THE COMPANY'S CHARTER AND BYLAWS

          The following summary of certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and Bylaws of the Company, as amended, which are filed as exhibits to or incorporated by reference into the Registration Statement of which this Prospectus is a part.

Duration

          Under the Charter, the Company has a perpetual term, subject to the authority of the shareholders to terminate the Company's existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Act. See "-Termination of the Company and REIT Status."

Board of Trust Managers

          The Charter provides that the number of Trust Managers of the Company may be established by the Board, but may not be fewer than two nor more than fifteen. It also provides that the Board must consist of a majority of Independent Trust Managers at all times. The Company's Bylaws provide that any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Trust Managers.

          The Charter provides that at each annual meeting of shareholders, the successors of the class of Trust Managers whose term expires at such meeting shall be elected to hold office for a three-year term.

          The Charter provides that a Trust Manager may be removed only for cause (as defined in the Charter) and only by the affirmative vote of holders of not less than two-thirds of the Equity Shares then outstanding and entitled to vote in the election of Trust Managers.

Meetings of Shareholders

          The Charter requires the Company to hold an annual meeting of shareholders for the election of Trust Managers and the conduct of any other proper business. Special meetings of shareholders may be called by the Company's Secretary upon written request of the holders of shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Special meetings of shareholders may also be called by the Chairman of the Board or the President or by action of one-third of the Trust Managers.

Preferred Shares

          The Charter authorizes the Board to designate one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the number of shares constituting such series and the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

Business Combinations

          Under the MGCL, as applicable to a Maryland REIT, certain "business combinations" (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland REIT and any Interested Shareholder must be: (i) recommended by the trustees of such trust and (ii) approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. In addition, an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the trust for a period of five years following the most recent date on which the Interested Shareholder becomes an Interested Shareholder. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. An amendment to a Maryland REIT's declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, including two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by Interested Shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an Interested Shareholder on the date of the shareholder vote.

          The business combination statute could have the effect of delaying, deferring or preventing offers to acquire the Company, and of increasing the difficulty of consummating any such offer.

Control Share Acquisitions

          The MGCL, as applicable to a Maryland REIT, provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust in question. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by such acquiror, would entitle the acquiror to exercise the voting power in the election of trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined without regard to the absence of voting rights as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

          The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

          The Company's Bylaws contain a provision exempting from the control share provisions any and all acquisitions by any person of shares of the Company. The Bylaws further provide that such provision may not be amended or eliminated without the approval of at least a majority of the Common Shares.

Amendment of the Charter

          The Company's Charter may be amended by the shareholders, only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. In addition, the Charter may be amended by the Trust Managers, by a two-thirds vote, from time to time to enable the Company to qualify as a REIT. The Charter provides that in the event that the Board shall determine, with the advice of counsel, that any one or more of the provisions of the Charter are in conflict with the Maryland REIT Act, the Internal Revenue Code or other applicable Federal or state law, those provisions shall be deemed never to have constituted a part of the Charter, even without any amendment thereof.

Termination of the Company and REIT Status

          The Company's Charter permits the Board to revoke or otherwise terminate the election that the Company be taxed as a REIT if the Board determines that it is no longer in the best interest of the Company for it to continue to qualify as a REIT. Pursuant to the Charter, the Company may be dissolved or terminated by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter.

Transactions Between the Company and its Trustees or Officers

          The Company's Charter provides that any contract or transaction between the Company and one or more Trust Managers or officers of the Company must be approved by the Board, including approval by a majority of the Independent Trust Managers.

Limitation of Liability and Indemnification

          The Maryland REIT Act permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees to the trust and its shareholders for money damages except for liability resulting from
(i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

          The Company's Bylaws require it to indemnify (i) any present or former Trust Manager, officer or shareholder (including among the foregoing, any individual who, while a Trust Manager, officer or shareholder and at the express request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trust manager) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (ii) any present or former Trust Manager against any claim or liability to which he may become subject by reason of his status as such unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (iii) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of his status as a shareholder or former shareholder. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trust Manager, officer or shareholder made party to a proceeding by reason of his status as a Trust Manager, officer or shareholder provided that, in the case of a Trust Manager or officer, the Company shall have received (i) a written affirmation by the Trust Manager or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's Bylaws also
(i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former Trust Manager, officer or shareholder who served a predecessor of the Company; (ii) provide that any indemnification or payment or reimbursement of expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

Maryland Asset Requirements

          To maintain its qualification as a Maryland REIT, the Maryland REIT Act requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgage or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Act also prohibits using or applying land for farming, agriculture, horticulture or similar purposes.

                              DESCRIPTION OF UNITS

          The material terms of the Common Units, including a summary of certain provisions of the Agreement of Limited Partnership of the Operating Partnership, as amended (the "Partnership Agreement"), are set forth below. The following description of the terms and provisions of the Common Units and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement. A copy of the Partnership Agreement is included as an exhibit to the Registration Statement of which this Prospectus is a part. For a comparison of the voting and other rights of holders of Common Units and the Company's stockholders, see "Redemption of Common Units--Comparison of Ownership of Common Units and Common Shares."

General

          Holders of Common Units (other than the Company in its capacity as general partner) hold limited partner interests in the Operating Partnership, and all holders of Common Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. The Company currently holds a 74% interest in the Operating Partnership. Although is the Company's intent that the distributions on each Common Unit will equal the distributions on each Common Share, each Common Unit may not receive distributions in the same amount as paid on each share of Common Stock.

          Holders of Common Units have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Delaware

Partnership Act"). The Common Units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system.

Purposes, Business and Management

          The purpose of the Operating Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership formed under the Delaware Partnership Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Internal Revenue Code, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

          The Company, as general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. The Company may not be removed as general partner of the Operating Partnership with or without cause except with the Company's consent. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of Common Units.

Ability to Engage in Other Businesses; Conflicts of Interest

          The Company may acquire assets directly and engage in activities outside of the Operating Partnership, including activities competing directly or indirectly with the Operating Partnership. Other persons (including officers, directors, employees, agents and other affiliates of the Company) are not prohibited under the Partnership Agreement from engaging in other business activities and will not be required to present any business opportunities to the Operating Partnership. However, the Company has entered into non-competition agreements with each of its Executive Officers and certain of their affiliates. The Company's Charter also provides that at least a majority of the Company's Board must be Independent Trust Managers. See "Risk Factors -- Potential Conflicts of Interest.".

Distributions; Allocations of Income and Loss

          The Partnership Agreement provides for the quarterly distribution of Available Cash, as determined in the manner provided in the Partnership Agreement, to the Company and the limited partners in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus depreciation and other noncash charges and minus reserves, principal payments on debt and capital expenditures and other adjustments. Neither the Company nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash. The Partnership Agreement generally provides for the allocation to the general partner and the limited partners of items of Operating Partnership income and loss in accordance with their representative percentage interests in the Operating Partnership.

Borrowing by the Partnership

          The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt (other than from or to the Company) as it deems necessary for the conduct of the activities of the Operating Partnership. Notwithstanding the foregoing, if the Company borrows money, it may lend the net proceeds of the loan to the Operating Partnership on comparable terms and conditions, including principal amount, interest rate, repayment schedule and costs and expenses. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership or its subsidiaries. The Company also may cause the Operating Partnership to borrow money to enable the

Operating Partnership to make distributions in an amount sufficient to permit the Company, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax.

Reimbursement of Company; Transactions with the General Partner and its Affiliates

          The Company does not receive any compensation for its services as general partner of the Operating Partnership. The Company, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company for all expenses incurred by it related to the operation of, or for the benefit of, the Operating Partnership. In the event that certain expenses are incurred for the benefit of the Operating Partnership and other entities (including the Company), such expenses are allocated by the Company, as general partner of the Operating Partnership, to the Operating Partnership and such other entities in a manner as the Company, as general partner of the Operating Partnership, in its sole and absolute discretion deems fair and reasonable. The Operating Partnership will reimburse the Company for all expenses incurred by it relating to any other offering of additional Common Units (in such case based on the percentage of the net proceeds therefrom contributed to or otherwise made available to the Operating Partnership).

Liability of General Partner and Limited Partners

          The Company, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Company is not liable for the nonrecourse obligations of the Operating Partnership.

          The limited partners of the Operating Partnership are not required to make additional contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement and the Delaware Partnership Act, the liability of the limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Delaware Partnership Act is limited, subject to certain limited exceptions, generally to the loss of the limited partner's investment in the Operating Partnership represented by the limited partner's Common Units. The Operating Partnership will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Exculpation and Indemnification of the General Partner

          The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company acted in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

         The Partnership Agreement also provides for indemnification of the Company, the directors and officers of the Company, and such other persons as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Sales of Assets

          Under the Partnership Agreement, the Company generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership will be sold. The Operating Partnership, however, is prohibited under the Partnership Agreement and certain contractual agreements from selling certain assets, except in certain limited circumstances.

Removal of the General Partner; Transfer of the General Partner's Interest; Termination Transactions

          The Partnership Agreement provides that the limited partners may not remove the Company as general partner of the Operating Partnership without the Company's consent. The Company may not transfer any of its interests as general or limited partner in the Operating Partnership except in connection with a merger or sale of all or substantially all of its assets without the consent of all the limited partners. The Company may not engage in any merger, consolidation or combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change in its outstanding equity securities (each, a "Termination Transaction"), unless the Termination Transaction is approved by the holders of at least 66 2/3% of the partnership interests outstanding (including any interests held by the Company). In addition, the limited partners must receive, or have the right to elect to receive, for each Common Unit cash, securities or other property generally equal to the greatest amount of cash, securities or other property paid to a holder of one Common Share in the Termination Transaction. The amount payable in respect of each Common Unit will be appropriately adjusted for any stock dividend, stock split and other similar changes in the Common Shares from the date of issuance of the relevant Common Unit.

          If the Termination Transaction involves a purchase, tender or exchange offer and if the purchase, tender or exchange offer is accepted by the holders of more than 33 1/3% of the Common Shares, the rights of holders of Common Units will be different. In that circumstance, a holder of Common Units would have the right to elect to receive the greatest amount of cash, securities or other property which the holder would have received had he redeemed his Common Units for Common Shares immediately prior to the expiration of the purchase, tender or exchange offer and had thereupon accepted the offer.

          In limited circumstances, the Company may merge or combine its assets with another entity without the holders' of Common Units having the benefit of the rights described in the preceding paragraphs. In general, these circumstances involve transactions where the rights of the holders of Common Units are not adversely affected by consummation of the transaction.

Restrictions on Transfer of Common Units by Limited Partners

          After the first anniversary of the issuance of Common Units, holders of Common Units may transfer, subject to certain limitations, the economic rights associated with such Common Units without the consent of the general partner, thereby eliminating the ability of the general partner to block, except in very limited circumstances, such assignments. However, a transferee will not be admitted to the Operating Partnership as a substituted limited partner without the consent of the general partner. In addition, holders may dispose of their Common Units by exercising their rights to have their Common Units redeemed for cash or for Common Stock, at the option of the Company. See "Redemption of Common Units" below.

Redemption of Common Units

          Subject to certain limitations, holders of Common Units may require that the Operating Partnership redeem their Common Units at any time after the first anniversary of the issuance of such Common Units. To exercise his right to require redemption, a holder of Common Units would deliver a notice of redemption to the Operating Partnership. Unless the Company elects to acquire Common Units tendered for redemption by issuing Common Shares, the redeeming Unit holder will receive cash in an amount equal to the fair market value of a number of Common Shares equal to the number of Common Units to be redeemed. Such number of Common Shares will be adjusted to take into account any stock dividend, stock split and other similar changes in the Common Shares from the date of issuance of the relevant Common Unit. For these purposes, "fair market value" would be based on a 10 trading day average. See "Redemption of Common Units."

Issuance of Additional Limited Partnership Interests

          The Company is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional Common Units to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. The Company as general partner may, in its sole and absolute discretion, make a capital contribution to the Operating Partnership in exchange for additional Common Units without a corresponding issuance of Common Shares by the Company. In addition, the Company may cause the Operating Partnership to issue to the Company additional partnership interests in different series or classes, which may be senior to the Common Units. Consideration for additional partnership interests may be cash, property or other assets permitted by the Delaware Partnership Act. The Company also will cause the Operating Partnership to issue additional Common Units upon the exercise of the options granted pursuant to the Company's 1994 Stock Option Plan or its 1996 Share Incentive Plan (collectively, the "Stock Plans"). If the Company issues additional Common Shares (other than Common Shares issued pursuant to its Stock Plans, issued in connection with redemptions of Common Units or issued in connection with a dividend or distribution to its shareholders generally), the Company must contribute the net proceeds of such issuance to the Operating Partnership as a capital contribution. In exchange for such capital contribution, the Company would receive a number of Common Units equal to the number of Common Shares issued. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

Meetings; Voting

          Meetings of the limited partners may be called only by the Company, on its own motion, or upon written request of limited partners owning at least 25% of the Common Units. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners of the Operating Partnership may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum Common Units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including the Company to the extent it holds Common Units) will have a vote equal to the number of Common Units he or she holds in the Operating Partnership. The Partnership Agreement does not provide for annual meetings of the limited partners, and the Company does not anticipate calling such meetings.

Amendment of the Partnership Agreement

          Amendments to the Partnership Agreement may be proposed by the Company or by any limited partners. Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and limited partners (including the Company) holding a majority of the Common Units.

Certain amendments that affect the fundamental rights of a limited partner (e.g., the limited liability of a limited partner, or the right to receive any distributions) must be approved by the Company and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain limited circumstances. Certain provisions affecting the rights and duties of the Company as general partner may not be amended without the approval of a majority of the Common Units not held by the Company.

Dissolution, Winding Up and Termination

          The Operating Partnership will continue until December 31, 2056, unless sooner dissolved. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (2) an election by the Company to dissolve the Operating Partnership; (3) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware Partnership Act; (4) the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or marketable securities;
(5) the incapacity of the general partner (which, in the case of the Company would be the termination or bankruptcy of the Company); or (6) the redemption or exchange of all Common Units (other than those owned by the Company) for Common Shares. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.


            COMPARISON OF OWNERSHIP OF COMMON UNITS AND COMMON SHARES

          The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Common Units and Common Shares, respectively. These comparisons are intended to assist holders of Common Units in understanding how their investment will be changed if their Common Units are redeemed for Common Shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Common Units should carefully review the balance of this Prospectus and the Registration Statement of which this Prospectus is a part for additional important information about the Company. See also "Description of Shares of Beneficial Interest," "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws" and "Description of Common Units."

        OPERATING PARTNERSHIP                             COMPANY


FORM OF ORGANIZATION AND ASSETS OWNED

The Operating Partnership is organized       The Company is a Maryland REIT. The
as a Delaware limited  partnership.          Company   believes   that   it  has
The  Operating   Partnership   owns          operated so as to qualify as a REIT
interests   (directly   or  through          under the  Internal  Revenue  Code,
subsidiaries)  in  real  properties.         commencing  with its  taxable  year
                                             ended   December  31,   1994,   and
                                             intends to  continue to so operate.
                                             The   Company's   interest  in  the
                                             Operating   Partnership  gives  the
                                             Company an indirect  investment  in
                                             the   properties   owned   by   the
                                             Operating Partnership.

        OPERATING PARTNERSHIP                             COMPANY


LENGTH OF INVESTMENT

The Operating Partnership has a stated       The Company  has a  perpetual  term
term until December 31, 2056.                and intends to  continue  its oper-
                                             ations   for  an  indefinite   time
                                             period.

PURPOSE AND PERMITTED INVESTMENTS

The Operating Partnership's purpose is       Under its Charter,  the Company may
to conduct any business that may be          engage  in   any  lawful   activity
lawfully  conducted  by  a  limited          permitted by the Maryland REIT Act.
partnership  organized  pursuant to
the   Delaware   Partnership   Act,
provided  that such  business is to
be   conducted  in  a  manner  that
permits the Company to be qualified
as a REIT unless the Company ceases
to qualify as REIT.  The  Operating
Partnership    is   authorized   to
perform  any and all  acts  for the
furtherance  of  the  purposes  and
business    of    the     Operating
Partnership,   provided   that  the
Operating Partnership may not take,
or refrain from taking,  any action
which,   in  the  judgment  of  the
general partner (i) could adversely
affect the  ability of the  general
partner to continue to qualify as a
REIT,   (ii)  could   subject   the
general  partner to any  additional
taxes  under  Section  857 or taxes
under  Section 857 or Section  4981
of the Internal  Revenue  Code,  or
(iii)  could  violate  any  law  or
regulation of any governmental body
(unless such  action,  or inaction,
is specifically consented to by the
general partner).



ADDITIONAL EQUITY

The   Operating    Partnership   is          The Board of the Company may issue,
authorized  to issue  Common  Units          in   its   discretion,   additional
and  other  partnership   interests          equity  securities   consisting  of
(including partnership interests of          Common Shares or Preferred  Shares;
different  series or  classes  that          provided,  that the total number of
may be senior  to Common  Units) as          shares  issued  does not exceed the
determined  by the  Company  as its          authorized   number  of  shares  of
general   partner,   in  its   sole          capital  stock  set  forth  in  the
discretion. The Company, as general          Company's Charter. The net proceeds
partner,  now may,  in its sole and          of  equity  capital  raised  by the
absolute discretion, make a capital          Company   is    required    to   be
contribution   to   the   Operating          contributed    to   the   Operating
Partnership    in   exchange    for          Partnership.
additional  Common Units  without a
corresponding  issuance  of  Common
Shares by the Company.

        OPERATING PARTNERSHIP                             COMPANY


BORROWING POLICIES

The Operating  Partnership  has  no          The Company is not restricted under
restrictions on borrowings, and the          its    Charter    from    incurring
Company as general partner has full          borrowings. The Company, as general
power and authority to borrow money          partner,   is   permitted   by  the
on   behalf   of   the    Operating          Partnership   Agreement   to  incur
Partnership.                                 debts other than those for which it
                                             may be liable as general partner of
                                             the     Operating      Partnership.
                                             Therefore,   the   Company  is  not
                                             required   to  incur   all  of  its
                                             indebtedness  through the Operating
                                             Partnership.    The   Company   has
                                             adopted  a  policy  that  currently
                                             limits  total  borrowings  to  less
                                             than  60%  of  the   total   market
                                             capitalization  of the  Company and
                                             the Operating  Partnership plus the
                                             total debt of the Company. However,
                                             this  policy  may be altered at any
                                             time   by   the   Company.



OTHER INVESTMENT RESTRICTIONS

Other than restrictions  precluding          Neither the  Company's  Charter nor
investments    by   the   Operating          its By-laws impose any restrictions
Partnership  that  would  adversely          upon the types of investments  made
affect  the  qualification  of  the          by the  Company  except  that under
Company  as a  REIT,  there  are no          the   Charter,   the   Company   is
restrictions   upon  the  Operating          prohibited  from  taking any action
Partnership's  authority  to  enter          that would  terminate the Company's
into     certain      transactions,          REIT   status,   unless  the  Board
including   among  others,   making          determines  that it is no longer in
investments,    lending   Operating          the best  interests  of the Company
Partnership funds,  reinvesting the          for it to  continue to qualify as a
Operating  Partnership's  cash flow          REIT.
and   net   sale   or   refinancing
proceeds.

MANAGEMENT CONTROL

All  management   powers  over  the          The  Company's  Board has exclusive
business   and   affairs   of   the          control   over  its   business  and
Operating Partnership are vested in          affairs   subject   only   to   the
the   general    partner   of   the          restrictions  in the  Charter,  the
Operating   Partnership,   and   no          By-laws    and   the    Partnership
limited  partner  of the  Operating          Agreement.  The Company's  Board is
Partnership   has  any   right   to          classified  into  three  classes of
participate in or exercise  control          directors.  At each annual  meeting
or   management   power   over  the          of the shareholders,  successors of
business   and   affairs   of   the          the class of directors  whose terms
Operating  Partnership  except  for          expire  at  that  meeting  will  be
limited  actions which can be taken          elected.  The  policies  adopted by
by the  general  partner  only with          the Company's  Board may be altered
the    consent   of   the   limited          or eliminated without a vote of the
partners.  The general  partner may          stockholders.  Shareholders  of the
not  be  removed  by  the   limited          Company have the power to vote only
partners    of    the     Operating          on the following  matters:  (i) the
Partnership  with or without  cause          election   or   removal   of  Trust
without  the consent of the general          Managers; (ii) the amendment of the
partner.                                     Charter   (other  than   amendments
                                             which  the  Board   determines  are
                                             needed  for the  Company to qualify
                                             as a REIT which can be  approved by
                                             the  Board  without  a  shareholder
                                             vote);    (iii)    the    voluntary
                                             dissolution  or  termination of the
                                             Company; (iv) the reorganization of
                                             the  Company  and (v) the merger or
                                             consolidation of the Company or the
                                             sale or other disposition of all or
                                             substantially  all of  its  assets.
                                             Trust  Managers may be removed only
                                             "for   cause"   and   only  by  the
                                             affirmative  vote of holders of not
                                             less than two  thirds of the Equity
                                             Shares   then    outstanding    and
                                             entitled to vote in the election of
                                             Trust Managers.

        OPERATING PARTNERSHIP                             COMPANY


FIDUCIARY  DUTIES

Under  Delaware  law,  the  general          Under the Company's Charter, to the
partner     of    the     Operating          maximum    extent   that   Maryland
Partnership  is  accountable to the          permits    limitations    of    the
Operating    Partnership    as    a          liability  of trustees and officers
fiduciary  and,  consequently,   is          of a  REIT,  no  Trust  Manager  or
required to exercise good faith and          officer of the Company is liable to
integrity  in all  of its  dealings          the Company or any  shareholder  of
with    respect   to    partnership          the Company for money damages.
affairs.    However,    under   the
Partnership Agreement,  the general
partner is under no  obligation  to
take   into    account    the   tax
consequences  to any partner of any
action taken by it, and the general
partner is not liable for  monetary
damages  for  losses  sustained  or
liabilities incurred by partners as
a result of errors of  judgment  or
of any  act or  omission,  provided
that the general  partner has acted
in good  faith.

MANAGEMENT LIABILITY AND
INDEMNIFICATION

As a matter of  Delaware  law,  the          The  Company's  Charter  and Bylaws
general  partner has  liability for          provide  for broad  indemnification
the payment of the  obligations and          to the  Company's  Trust  Managers,
debts of the Operating  Partnership          officers and certain other persons.
unless    limitations   upon   such          Exclusions from the indemnification
liability   are   stated   in   the          obligations   of  the  Company  are
document or  instrument  evidencing          similar to the exclusions  from the
the    obligation.     Under    the          Operating Partnership's  obligation
Partnership     Agreement,      the          to indemnify.
Operating Partnership has agreed to
indemnify  the general  partner and
any  director  or  officer  of  the
general  partner  from and  against
all   losses,   claims,    damages,
liabilities   (joint  or   several)
expenses  (including legal fees and
expenses),     judgments,    fines,
settlements   and   other   amounts
incurred  in  connection  with  any
actions  relating to the operations
of  the  Operating  Partnership  in
which the  general  partner or such
director  or officer  is  involved,
unless: (1) the act was material to
the action and was either committed
in bad  faith or was the  result of
active and  deliberate  dishonesty;
(2) such party actually received an
improper personal  benefit;  or (3)
in  the   case   of  any   criminal
proceeding,    such    party    had
reasonable cause to believe the act
was   unlawful.    The   reasonable
expenses  incurred by an indemnitee
may be  reimbursed by the Operating
Partnership in advance of the final
disposition  of the  proceeding  if
certain  conditions  are  met.

        OPERATING PARTNERSHIP                             COMPANY


ANTITAKEOVER PROVISIONS

Except  in  limited  circumstances,          The   Charter  and  Bylaws  of  the
the   general    partner   of   the          Company   contain   a   number   of
Operating Partnership has exclusive          provisions that may have the effect
management  power over the business          of  delaying  or   discouraging  an
and   affairs   of  the   Operating          unsolicited    proposal   for   the
Partnership.  The  general  partner          acquisition  of the  Company or the
may not be removed  by the  limited          removal  of  incumbent  management.
partners  with  or  without  cause.          These  provisions  include,   among
Under the Partnership  Agreement, a          others:  (1) a  staggered  board of
limited partner may transfer his or          directors;  (2)  authorized  Equity
her  interest as a limited  partner          Shares   that  may  be   issued  as
(subject    to   certain    limited          Preferred  Stock in the  discretion
exceptions   set   forth   in   the          of the  board  of  directors,  with
Partnership   Agreement),   without          superior   voting   rights  to  the
obtaining   the   approval  of  the          Common  Shares;  (3) a  requirement
general  partner  except  that  the          that  directors may be removed only
general  partner  may,  in its sole          for  cause  and  only  by a vote of
discretion,  prevent the  admission          holders of at least  two-thirds  of
to  the  Operating  Partnership  of          the Equity Shares then  outstanding
substituted  limited partners.  The          and   entitled   to   vote  in  the
general  partner may exercise  this          election of Trust Managers; and (4)
right of approval  to deter,  delay          provisions    designed   to   avoid
or hamper  attempts  by  persons to          concentration of share ownership in
acquire a  controlling  interest in          a manner that would  jeopardize the
the    Operating    Partnership.             Company's  status  as a REIT  under
                                             the  Internal  Revenue  Code (i.e.,
                                             the Ownership Limits).


VOTING RIGHTS

Under  the  Partnership  Agreement,          The    Company   is   managed   and
the  limited  partners  have voting          controlled by its Board  consisting
rights  only as to the  dissolution          of three classes  having  staggered
of the Operating  Partnership,  the          terms of  office.  Each class is to
sale of all or substantially all of          be elected by the  shareholders  at
the   assets   or   merger  of  the          annual meetings of the Company. The
Operating     Partnership,      and          holders  of  Common   Shares   have
amendments   of   the   Partnership          voting  rights  on  only a  limited
Agreement,  as described more fully          number of matters.
below.  Otherwise,   all  decisions
relating  to  the   operation   and
management    of   the    Operating
Partnership are made by the general
partner.   The  Company   currently
holds   a  74%   interest   in  the
Operating  Partnership.  As  Common
Units are redeemed by partners, the
Company's  percentage  ownership of
the  Operating   Partnership   will
increase.   If  additional   Common
Units are  issued to third  parties
(as may be the  case in  connection
with  future   acquisitions),   the
Company's  percentage  ownership of
the Common Units will decrease.

The  following is a  comparison  of
the  voting  rights of the  limited
partners    of    the     Operating
Partnership and the stockholders of
the   Company  as  they  relate  to
certain major transactions:

        OPERATING PARTNERSHIP                             COMPANY


A.  AMENDMENT OF THE PARTNERSHIP
    AGREEMENT OR THE CHARTER

The  Partnership  Agreement  may be          Amendments  to the Charter  must be
amended  through a proposal  by the          approved by the holders of at least
general   partner  or  any  limited          two-thirds  of  the  Equity  Shares
partner  holding 25% or more of the          then  outstanding  and  entitled to
Common  Units.  Such  proposal,  in          vote (other than  amendments  which
order  to  be  effective,  must  be          the Board determines are needed for
approved by the general partner and          the  Company  to  qualify as a REIT
by the  written  vote of holders of          which can be  approved by the Board
at  least   a   majority   of   the          without a shareholder vote).
outstanding  Common Units.  Certain
amendments    that    affect    the
fundamental  rights  of  a  limited
partner  must be  approved  by each
affected   limited   partner.    In
addition,  the general partner may,
without  the consent of the limited
partners,   amend  the  Partnership
Agreement as to certain ministerial
matters.

B. VOTE REQUIRED TO SELL ASSETS OR
   MERGE.

Under  the  Partnership  Agreement,          Under   the   Company's    Charter,
the  sale,  exchange,  transfer  or          shareholder  approval  is  required
other   disposition   of   all   or          for the merger or  consolidation of
substantially  all of the Operating          the  Company  or the  sale or other
Partnership's  assets  or merger or          disposition of all or substantially
consolidation   of  the   Operating          all of  the  Company's  assets.  No
Partnership   effectively  requires          approval  of  the  shareholders  is
the consent of the general  partner          required  for the sale of less than
and  holders of  two-thirds  of the          all  or  substantially  all  of the
outstanding Common Units (including          Company's assets.
Common  Units  held by the  general
partner).  The  general  partner of
the Operating  Partnership  has the
exclusive    authority   the   sell
individual  assets of the Operating
Partnership.

COMPENSATION, FEES AND
DISTRIBUTIONS

The   general   partner   does  not          The  directors  and officers of the
receive  any  compensation  for its          Company  receive  compensation  for
services as general  partner of the          their services.
Operating Partnership. As a partner
in   the   Operating   Partnership,
however,  the  general  partner has
the same right to  allocations  and
distributions  as other partners of
the   Operating   Partnership.   In
addition, the Operating Partnership
will reimburse the general  partner
for all expenses  incurred relating
to  the  ongoing  operation  of the
Company  and any other  offering of
additional partnership interests in
the   Operating    Partnership   or
capital  stock of the Company.

        OPERATING PARTNERSHIP                             COMPANY


LIABILITY OF INVESTORS

Under the Partnership Agreement and          Under  the  Company's  Charter,  no
applicable state law, the liability          shareholder is liable for any debt,
of the  limited  partners  for  the          demand,    claim,    judgment    or
Operating  Partnership's  debts and          obligation of the Company by reason
obligations is generally limited to          of  being  a  shareholder   of  the
the amount of their  investment  in          Company.
the  Operating  Partnership.

NATURE  OF  INVESTMENT

The Common Units constitute  equity          Common  Shares   constitute  equity
interests  entitling  each  limited          interests  in  the   Company.   The
partner  to his pro  rata  share of          Company is  entitled to receive its
cash   distributions  made  to  the          pro  rata  share  of  distributions
limited  partners of the  Operating          made by the  Operating  Partnership
Partnership.      The     Operating          with  respect to the Common  Units,
Partnership  generally  intends  to          and the  distributions  made by the
retain and reinvest proceeds of the          other  direct  subsidiaries  of the
sale   of    property   or   excess          Company.  Each  shareholder will be
refinancing    proceeds    in   its          entitled  to his pro rata  share of
business.                                    any dividends or distributions paid
                                             with respect to the Common  Shares.
                                             The   dividends   payable   to  the
                                             shareholders   are  not   fixed  in
                                             amount  and are only paid if,  when
                                             and as  declared  by the  Company's
                                             Board.  In  order to  qualify  as a
                                             REIT,  the Company  generally  must
                                             distribute  at least 95% of its net
                                             taxable income  (excluding  capital
                                             gains),   and  any  taxable  income
                                             (including   capital   gains)   not
                                             distributed   will  be  subject  to
                                             corporate income tax.

LIQUIDITY

Limited   partners  may   generally          The   Redemption   Shares  will  be
transfer their Common Units without          freely   transferable   by  persons
the  general   partner's   consent,          other   than   affiliates   of  the
except  that  the  general  partner          Company  as  registered  securities
may,   in  its   sole   discretion,          under  the  1933  Act.  The  Common
prevent   the   admission   to  the          Shares are listed on the AMEX.  The
Operating       Partnership      of          breadth   and   strength   of  this
substituted limited partners.  Each          secondary market will depend, among
limited  partner  has the  right to          other  things,  upon the  number of
tender his or her Common  Units for          shares  outstanding,  the Company's
redemption    by   the    Operating          financial  results  and  prospects,
Partnership    after    the   first          the general interest in the Company
anniversary of the date of issuance          and other REIT's, and the Company's
of   such   Common    Units.                 dividend  yield compared to that of
                                             other debt and equity securities.


FEDERAL INCOME TAXATION

The  Operating  Partnership  is not          The Company has elected to be taxed
subject  to federal  income  taxes.          as a REIT.  So long as it qualifies
Instead,   each  holder  of  Common          as a  REIT,  the  Company  will  be
Units includes its allocable  share          permitted  to deduct  distributions
of  the   Operating   Partnership's          paid  to  its  shareholders,  which
taxable    income    or   loss   in          effectively will reduce the "double
determining its individual  federal          taxation"  that  typically  results
income tax  liability.                       when a corporation earns income and
                                             distributes   that  income  to  its
                                             shareholders   in   the   form   of
                                             dividends.    A   qualified   REIT,
                                             however,   is  subject  to  federal
                                             income  tax on  income  that is not
                                             distributed and also may be subject
                                             to federal  income and excise taxes
                                             in certain circumstances.

        OPERATING PARTNERSHIP                             COMPANY


Income and loss from the  Operating          Dividends  paid by the Company will
Partnership generally is subject to          be  treated as  "portfolio"  income
the "passive activity" limitations.          and  cannot be offset  with  losses
Under the "passive activity" rules,          from  "passive   activities."
income and loss from the  Operating
Partnership   that  is   considered
"passive  income"  generally can be
offset against income and loss from
other  investments  that constitute
"passive  activities"  (unless  the
Operating Partnership is considered
a "publicly traded partnership," in
which case income and loss from the
Operating  Partnership  can only be
offset  against  other  income  and
loss     from     the     Operating
Partnership).

Cash    distributions    from   the          Distributions  made by the  Company
Operating   Partnership   are   not          to     its     taxable     domestic
taxable to a holder of Common Units          stockholders   out  of  current  or
except to the  extent  they  exceed          accumulated  earnings  and  profits
such holder's basis in its interest          will be taken into  account by them
in the Operating Partnership (which          as ordinary  income.  Distributions
will    include    such    holder's          that are designated as capital gain
allocable  share  of the  Operating          dividends  generally  will be taxed
Partnership's   nonrecourse  debt).          as long-term capital gain,  subject
                                             to       certain       limitations.
                                             Distributions  in excess of current
                                             or accumulated earnings and profits
                                             will be  treated  as a  non-taxable
                                             return of basis to the  extent of a
                                             stockholder's adjusted basis in its
                                             Common Stock, with the excess taxed
                                             as capital gain.


Each year,  holders of Common Units          Each   year,    shareholders   will
will  receive  a  Schedule  K-1 tax          receive    Form    1099   used   by
form   containing    detailed   tax          corporations  to  report  dividends
information    for   inclusion   in          paid to their stockholders.
preparing    federal   income   tax
returns.

Holders   of   Common   Units   are          Shareholders  who  are  individuals
required,  in some  cases,  to file          generally  will not be  required to
state income tax returns and/or pay          file  state   income  tax   returns
state income taxes in the states in          and/or  pay  state   income   taxes
which  the  Operating   Partnership          outside of their state of residence
owns property, even if they are not          with   respect  to  the   Company's
residents    of    those    states.          operations and  distributions.  The
                                             Company  may  be  required  to  pay
                                             state   income   taxes  in  certain
                                             states.



                           REDEMPTION OF COMMON UNITS

General

          Each holder of Common Units may, subject to certain limitations, require that the Operating Partnership redeem all or a portion of such holder's Common Units at any time after the first anniversary of the date of issuance of such Common Units, by delivering a notice to the general partner. Upon redemption, such holder would have the right to receive in cash the fair market value of a number of Common Shares (subject to certain anti-dilution adjustments) equal to the number of the Common Units redeemed. Such amount would be payable within 10 business days of receipt of the notice of redemption. The fair market value of the Common Shares for this purpose will be equal to the average of the closing trading price of the Common Shares (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was received by the Operating Partnership.

          If a holder of Common Units has delivered a notice of redemption, the Company has the right in its sole discretion to elect to acquire some or all of the Common Units covered by the notice of redemption.

If the Company elects to acquire the Common Units tendered for redemption, the holder of the Common Units tendered would receive one Common Share (subject to certain anti-dilution adjustments) for each Common Unit tendered. The Company must notify a holder of Common Units requesting redemption prompt notice if the Company elects to acquire such Common Units. After receiving a notice from the Company, the holder of Common Units requesting redemption may withdraw the request for redemption. The holder of Common Units requesting redemption will be responsible for any state or local transfer taxes payable on the transfer of Common Units to the Company in exchange for Common Shares.

          The Company currently anticipates that it generally will elect to assume directly and satisfy any redemption right exercised by a Unit holder through the issuance of Common Shares (i.e., Redemption Shares) pursuant to this Prospectus, whereupon the Company will acquire the Common Units being redeemed and will become the owner of the Common Units. However, the determination whether to pay cash or issue Common Shares upon redemption of Common Units will be made by the Company at the time Common Units are tendered for redemption. Such an acquisition of Common Units by the Company will be treated as a sale of the Common Units to the Company for federal income tax purposes. See "Tax Consequences of Redemption." Upon redemption, the right of the holder of such Common Units to receive distributions with respect to the Common Units redeemed will cease (but if such right is exchanged for Redemption Shares, the holder will have rights as a shareholder of the Company from the time of its acquisition of the Redemption Shares).

          A holder of Common Units must notify the Company, as the general partner of the Operating Partnership, of his or her desire to require the Operating Partnership to redeem Common Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. A Unit holder must request the redemption of at least 500 Common Units (or all of the Common Units held by such holder, if less). The redemption generally will occur on the tenth business day after the notice is delivered by the Unit holder, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Company's Charter designed to protect the Company's qualification as a REIT.

                         TAX CONSEQUENCES OF REDEMPTION

          The  following  discussion   summarizes  certain  federal  income  tax
considerations that may be relevant to a holder of Common Units who exercises his right to require the redemption of his Common Units.

          Tax Treatment of Redemption of Common Units. If the Company assumes and performs the redemption obligation, the redemption will be treated by the Company, the Operating Partnership and the redeeming holder as a sale of Common Units by such holder to the Company at the time of such redemption. The right of a holder of Common Units to require the redemption of Common Units is referred to as the "Redemption Right.") In that event, such sale will be fully taxable to the redeeming Limited Partner and such redeeming holder of Common Units and such holder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Shares received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Common Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

          If the Company does not elect to assume the obligation to redeem Common Units, the Operating Partnership will redeem such Common Units for cash. If the Operating Partnership redeems Common Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Common Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the holder of Common Units redeemed would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed

Common Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

          If, instead, the Operating Partnership chooses to redeem Common Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a limited partner's Common Units, such limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed Common Units, exceeded the limited partner's adjusted basis in all of such limited partner's Common Units immediately before the redemption.

          Tax Treatment of Disposition of Common Units by Limited Partner Generally. If a Common Unit is redeemed in a manner that is treated as a sale of the Common Unit, or a limited partner otherwise disposes of a Common Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Common Unit. See "--Basis of Common Units" below. Upon the sale of a Common Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received (e.g., Redemption Shares) plus the portion of the Operating Partnership's liabilities allocable to the Common Unit sold. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's liabilities exceeds the limited partner's basis for the Common Unit disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., Redemption Shares) received upon such disposition.

          Except as described below, any gain recognized upon a sale or other disposition of Common Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Common Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Internal Revenue Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Common Unit.

          Basis of Common Units. In general, a limited partner who was deemed at the time of an acquisition to have received his Common Units upon liquidation of a partnership had an initial tax basis in his Common Units ("Initial Basis") equal to his basis in his partnership interest at the time of such liquidation. Similarly, in general, a limited partner who contributed property in exchange for his Common Units had an Initial Basis in the Common Units equal to his basis in the contributed property. A Limited Partner's Initial Basis in his Common Units generally is increased by (i) such limited partner's share of Operating Partnership taxable income and (ii) increases in his share of liabilities of the Operating Partnership (including any increase in his share of nonrecourse liabilities). Generally, such partner's basis in his Common Units is decreased (but not below zero) by (i) his share of Operating Partnership distributions,
(ii) decreases in his share of liabilities of the Operating Partnership (including any decrease in his share of nonrecourse liabilities of the Operating Partnership), (iii) his share of losses of the Operating Partnership and (iv) his share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          The following summary of material federal income tax considerations regarding the Company is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws, including certain financial institutions, life insurance companies, dealers in securities or currencies, shareholders holding Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "-Taxation of Tax-Exempt Shareholders") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "--Taxation of Non-U.S. Shareholders"). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective shareholders. Cummings & Lockwood, tax counsel to the Company, is of the opinion that such summary fairly and accurately summarizes the federal income tax considerations that would be material to a holder of Common Shares.

          EACH INVESTOR IS ADVISED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIAL TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND SALE OF THE COMMON SHARES INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

          General. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in such a manner so as to remain so qualified. The Company has received an opinion from Cummings & Lockwood that the Company's organization and method of operation are such that it has met the requirements for qualification and taxation as a REIT for its taxable years ended December 31, 1994, 1995 and 1996, and that its current organization and method of operation will allow it to continue to qualify as a REIT for 1997 and subsequent taxable years. Such opinion is based on various assumptions and various factual representations made by the Company. Such qualification will depend on the Company's continuing ability to meet, through actual annual operating results, distribution levels, and diversity of stock ownership, and the various qualification tests imposed under the Internal Revenue Code. Cummings & Lockwood will not review compliance with these tests on a continuing basis. No assurance can be given that the Company will satisfy such tests on a continuing basis.

          These sections of the Internal Revenue Code, and the corresponding Treasury Regulations, are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

          If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of built-in gain assume that the Company will make an election pursuant to IRS Notice 88-19 and that such treatment is not modified by certain revenue proposals in the Administration's Fiscal Year 1998 Budget Proposal.

          Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

          The Company believes that it has issued sufficient Common Shares with sufficient diversity of ownership to allow it to satisfy conditions (v) and
(vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Shares of Beneficial Interest-Restrictions on Transfer." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. However, commencing with the Company's 1998 taxable year, the Taxpayer Relief Act of 1997 (the "1997 Act") provides that if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to ascertain the actual ownership of its shares but the Company does not know, or would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement in condition
(vi) above, the Company will be treated as having met such share ownership requirement. See "-Failure to Qualify."

          In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

          Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-Tax Aspects of the Operating Partnership and Subsidiary Partnerships." The Company has direct control of the Operating Partnership and intends to operate it consistent with the requirements for qualification as a REIT.

          Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, subject to certain exceptions in the year in which the Company is liquidated, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test, the holding period of properties acquired by the Operating Partnership will be deemed to have commenced on the date of acquisition. The 1997 Act repealed the 30% gross income test requirement commencing with the Company's 1998 taxable year.

          Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that the REIT may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Further, under a de minimis exception provided by the 1997 Act, the independent contractor requirement will not apply to customary services provided by the Company, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided. For this purpose, such services may not be valued at less than 150% of the Company's direct cost of providing the service. The Company does not and will not: (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) rent any property to a Related Party Tenant (unless the Board determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT); (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease) or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the REIT derives no revenue, unless, beginning in 1998, such services qualify under the 1% de minimis exception.

          The Operating Partnership will receive fees in exchange for the performance of certain third party property management activities. The Company's proportionate share of these fees will be treated as income of the Company by virtue of its status as a partner of the Operating Partnership as discussed above. Such fees will not qualify under the 95% gross income test or the 75% gross income test. The Company believes, however, that the aggregate amount of this and other nonqualifying income in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

          If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect and the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above in "-Taxation of the Company-General," even if these relief provisions apply, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company failed the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability.

          Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make such occasional sales of properties as are consistent with the Operating Partnership's investment objectives.

          Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Company owns a direct or indirect interest (such as the Operating Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's debt and equity securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

          The Company anticipates that it will continue to satisfy these asset tests.

          After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company's increasing its interest in the Operating Partnership), the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

          Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding the Company's net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income (e.g., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT taxable income" as described in clause (i)(a) above. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential-i.e., each holder of Common Shares must receive the same distribution per share. A REIT may have more than one class of capital stock, as long as distributions within each class are pro rata and non-preferential. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company has made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

          It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings to pay required dividends.

          Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement described above for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

          Furthermore, if the Company should fail to distribute during each calendar year (or in the case of distributors with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure To Qualify

          If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders Generally

          As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate, the income of which is subject to United States federal income taxation regardless of its source or a trust if (a) a U.S. Court can exercise primary supervision over the administration of such trust and (b) one or more U.S. fiduciaries have the authority to control all of the substantial decisions of such trust.

          As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Shareholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Shareholders as gain from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his Common Shares. It is not clear whether such gain will be taxed as "long-term" capital gain or "mid-term" capital gain under the new capital gains rates enacted by the 1997 Act. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gain (such gain being taxed as long-term capital gain if the shares have been held for more than eighteen months, mid-term capital gain if the shares have been held for more than one year but not more than eighteen months, or short-term capital gain if the shares have been held for one year or less), provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

          Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Shares, however, will not be treated as investment income under certain circumstances.

          The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition, to the extent so designated by the Company, a U.S. Shareholder generally would (i) include its proportionate share of such undistributed capital gains in computing its capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Shareholder's capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its Common Shares by the difference between the amount of such includable gains and the tax deemed to have been paid by it, and (v), in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service (the "IRS"). As noted above, the tax rate applicable to such capital gains included by the U.S. Shareholder is not clear under the 1997 Act.

          Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Shareholder as a capital asset, and will be a mid-term capital gain if such shares are held more than one year but not more than 18 months, or long-term gain or loss if such shares have been held for more than 18 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Shareholder from the Company which were required to be treated as gain from the sale or exchange of a capital asset held for more than one year.

          Backup Withholding. The Company will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "-Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

          The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Common Shares as "debt financed property" within the meaning of the Internal Revenue Code and such shares are not otherwise used in a trade or business (and except as further discussed below in the case of a "pension held REIT"), the dividend income from the Company will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Shares will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

          For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

          Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" may be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Internal Revenue Code, (ii) is tax-exempt under Section 501(a) of the Internal Revenue Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

          A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

Taxation of Non-U.S. Shareholders

          The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Shareholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Shares, including any reporting requirements.

          Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

          Pursuant to Treasury Regulations currently in effect, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Commencing in 1999, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate must satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the "effectively connected" income exemption discussed above.

          Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company. Under a "technical corrections" provision recently added to the Internal Revenue Code by the Small Business Job Protection Act of 1996, distributions in excess of earnings and profits may also be subject to a 10% withholding under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") withholding provisions.

          Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above) or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

          Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of "United States real property interests" under FIRPTA will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation and is not entitled to treaty relief or exemption, as discussed above. The Company is required to withhold 35% of any distribution that is or could be designated as a capital gain dividend. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability. To the extent that such withholding exceeds the actual tax owed by the Non-U.S. Shareholder, the Non-U.S. Shareholder may claim a refund from the IRS.

          The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status issued in accordance with the FIRPTA regulations or on a Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds Common Shares on behalf of a Non-U.S. Shareholder will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

          Sale of Common Shares. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Shares will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. The Company believes that at December 31, 1996 it was a "domestically controlled REIT," and therefore that the current sale of Common Shares will not be subject to taxation under FIRPTA. However, because the Common Shares are publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Common Shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain. If the gain on the sale of Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

          If the Company does not qualify as or ceases to be a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the AMEX) and the selling Non-U.S. Shareholder did not hold more than 5% of the Common Shares at any time during the shorter of (i) the period during which the taxpayer held such interest, or
(ii) the five-year period ending on the date of the disposition of such interest. If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding tax will not apply if the shares are "regularly traded" in an established securities market.

          Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

          New Withholding Regulations. New Treasury Regulations have been issued regarding the withholding and information reporting rules discussed above. In general, the new Treasury Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. They are generally effective for payments made after December 31, 1998, subject to certain transition rules. Shareholders should consult their tax advisors regarding the new withholding regulations.

Tax Aspects of Operating Partnership and Subsidiary Partnerships

          General. Substantially all of the Company's investments will be held indirectly through the Operating Partnership and (to some extent) the partnerships controlled by the Operating Partnership (the "Subsidiary Partnerships"). In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership (including Operating Partnership's share of assets held by the Subsidiary Partnerships). See "-Taxation of the Company."

          Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership and the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. The Company has received an opinion of counsel that the Operating Partnership and each Subsidiary Partnership qualified as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership under Section 7704 of the Internal Revenue Code for its taxable years ended before January 1, 1998. It is unclear whether the Operating Partnership will be treated as a publicly traded partnership under Section 7704 for 1998 and later years. Publicly traded partnerships are treated as corporations, unless their income is primarily passive. It is likely, but not certain, that the Operating Partnership will be treated as a partnership and not a corporation for federal income tax purposes, by reason of the nature of its income. Partners of publicly traded partnerships that satisfy the passive income test of Section 7704(c) are subject to special treatment under the passive loss rules of Section 469. The passive loss rules apply separately to each publicly traded partnership in which a partner holds an interest. This will preclude a partner from offsetting net income from passive activities of one publicly traded partnership against losses from other passive activities, including from other publicly traded partnerships. A partner's net loss from a publicly traded partnership cannot be used to shelter net income from passive activities, including from other publicly traded partnerships, but must be suspended. Further, within a single publicly traded partnership, passive activity losses cannot be used to offset any portfolio income of that partnership.

          The IRS recently finalized and published certain Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to the Effective Date (as defined below), will be classified as a partnership for federal income tax purposes unless it elects otherwise. The final Regulations apply for tax periods beginning on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date, and such classification should not be challenged by the IRS, so long as there exists a reasonable basis in support of such claimed characterization under the rules in effect under prior law. The Company believes that there is a reasonable basis under prior law for treating the Operating Partnership and the Subsidiary Partnerships as partnerships for federal income tax purposes. Accordingly, although no absolute assurance can be given that the IRS will not challenge the status of the Operating Partnership or any Subsidiary Partnership as a partnership for federal income tax purposes, such challenge is unlikely. If such challenge were sustained by a court, the Operating Partnership or a Subsidiary Partnership could be treated as a corporation for federal income tax purposes and subject to an entity-level tax on its income. In such a situation the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "-Taxation of the Company-Income Tests" and "-Asset Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-Taxation of the Company-Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the Operating Partnership's (or any Subsidiary Partnership's) status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

          Partnership   Allocations.   Although  a  partnership  agreement  will
generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

          If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

          Tax Allocations With Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Company's properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated properties directly or indirectly, through contributions of interests in the Subsidiary Partnerships. Consequently, the Partnership Agreement of the Operating Partnership requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

          Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including use of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company expect to use the traditional method without curative allocations for accounting for Book-Tax Differences with respect to the properties initially contributed to the Operating Partnership.

          With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Internal Revenue Code will not apply.

Other Tax Consequences

          The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                        SHARES AVAILABLE FOR FUTURE SALE

          Sales of substantial amounts of Common Shares, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Shares. As of the date of this Prospectus, the Company has 8,453,829 Common Shares outstanding. Of these shares 6,666,379 shares are freely tradable without restriction and 1,787,450 shares are held by "affiliates" (as defined in Rule 144 under the Securities Act) and may be sold subject to the volume, manner of sale and other restrictions of Rule 144. Any Redemption Shares issued to persons other than affiliates of the Company will also be freely tradable. In the event that any affiliate ceases to be an "affiliate" of the Company, shares held by such holder will become freely tradable, subject to certain limitations.

          The Operating Partnership, in connection with the March Acquisitions, issued to persons other than the Company an aggregate of 2,114,439 Common Units. The Operating Partnership subsequently issued an aggregate of 889,353 Common Units in acquisitions of other properties and will likely issue additional Common Units in furtherance of the Company's objective of continuing to acquire additional properties. Common Units may be redeemed for cash based on their fair market value or, at the Company's option, for Common Shares on a one-for-one basis (subject to certain anti-dilution adjustments). In certain circumstances, the Company may not be able to exercise its option to satisfy such redemption rights with Common Shares because of tax or securities law limitations. An exercise of redemption rights in such circumstances could adversely affect the Operating Partnership's liquidity because it would then be required to satisfy such rights with cash. Pursuant to contractual arrangements, holders of the Common Units issued in the acquisitions may not redeem their Common Units for a period of one year after the closing of the acquisition transaction in which such holder received such Common Units. In addition, an aggregate of 1,114,974 Common Shares have been reserved for issuance pursuant to the Company's 1994 Share Option Plan, the 1996 Share Incentive Plan and other outstanding options and warrants.

          No prediction can be made as to the effect, if any, that future sales of Common Shares, including the Redemption Shares, or the availability of such shares for future sale will have on the market price of the Common Shares.

          The Board has the authority, without shareholder approval, to issue additional Common Shares and other Equity Shares, or to cause the Operating Partnership to issue additional Common Units or other classes of units of interest in the Operating Partnership in any manner it deems appropriate, including in exchange for property. Shareholders of the Company will have no preemptive right to purchase shares or units issued in any such offerings, and any such offerings might cause a dilution of the shareholders' investment in the Company.

                              PLAN OF DISTRIBUTION

          This Prospectus relates to the possible issuance by the Company of the Redemption Shares if, and to the extent that, holders of Common Units tender such Common Units for redemption. The Company has registered the Redemption Shares for sale to provide the holders thereof (other than affiliates of the Company) with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

          The Company will not receive any proceeds from the issuance of the Redemption Shares. If the Company issues Redemption Shares to holders of Common Units, the Company will acquire the Common Units which are subject to the applicable notice of redemption. Consequently, with each issuance of Redemption Shares, the Company's interest in the Operating Partnership will increase.

                                    LEGALITY

          Certain legal matters with respect to the Registration Statement of which this Prospectus is a part have been passed upon for the Company by Cummings & Lockwood, Stamford, Connecticut 06904-0120. The validity of the Redemption Shares has been passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland 21201-0489.


                                     EXPERTS

          The (i) consolidated financial statements and financial statement schedule of Grove Property Trust as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in Grove Property Trust's Form 10-K for the year ended December 31, 1997, (ii) combined statement of revenues and certain expenses of Ribbon Mill, Hilltop and Briar Knoll for the year ended December 31, 1996, appearing in Grove Property Trust's Current Report on Form 8-K, as amended, dated December 31, 1997, and (iii) statement of revenues and certain expenses of Village Arms for the period from April 22, 1997 to December 31, 1997, appearing in Grove Property Trust's Current Report on Form 8-K, as amended, dated December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, dated February 27, 1998, January 8, 1998 and January 14, 1998, respectively, included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule and statements of revenues and certain expenses are incorporated herein by reference, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.          Other Expenses of  Issuance and Distribution

         The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which is payable by the Selling Shareholders:

            Registration Statement Filing Fee              $ 6,705
            Legal Fees and Expenses                        $20,000
            Accounting Fees and Expenses                   $10,000
            Printing Costs                                 $ 2,000
            Miscellaneous                                  $ 1,295
                                                           -------

            Total                                          $40,000

Item 15.          Indemnification of Directors and Officers

          The Charter provides that no trustee or officer will be personally liable for any obligation of the Company solely as a result of his or her status as a trustee or officer of the Company. The Bylaws further provide that the Company shall indemnify each trustee and officer against any claim or liability for which the trustee or officer may become subject by reason of being or having been a trustee or officer, and that the Company shall reimburse each trustee and officer for all legal and other expenses reasonably incurred in connection with any such claim or liability. See also, "Description of Shares of Beneficial Interest - Indemnification for, and Limitation on, Liability," included in the Prospectus constituting part of this Registration Statement.

          The Company has purchased a Directors, Officers and Corporate Liability Insurance Policy for Real Estate Investment Trusts issued by American International Specialty Lines Insurance Company. This policy provides $5,000,000 of coverage and extends to February 27, 1998.

          For the undertaking with respect to the indemnification, see Item 17.

Item 16.          Exhibits

Exhibit 4(a)           Third  Amended and Restated  Declaration  of Trust of the
                       Company  dated  March  14,  1997 as amended  by  Articles
                       Supplementary  dated  October 23, 1997  (incorporated  by
                       reference to Exhibit 3.1 to the Company's  Annual  Report
                       on  Form  10-K for  the  year  ended  December  31,  1997
                       (Commission File No. 1-13080))
Exhibit 4(b)           Amended  and   Restated   Bylaws  of  the  Company
                       (incorporated   by   reference  to  Exhibit  3.2  to  the
                       Company's Current Report on Form 8-K dated March 14, 1997
                       and filed March 31, 1997 (Commission File No. 1-13080))
Exhibit4(c)            Form of  Agreement of Limited  Partnership  of Grove
                       Operating, L.P., among the Company and the other partners named therein (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated
                       February 13, 1997 (Commission File No. 1-13080))

Exhibit 4(d) Amendment to the Agreement of Limited Partnership of Grove Operating, L.P., among the Company and the other partners named therein (incorporated by reference to
                       Exhibit 4.3 to Amendment No. 2 to the Company's Registration Statement on Form S-2 (No. 333-38183))
Exhibit 4(e) Revolving Credit Agreement dated March 26, 1997, among Grove Operating, L.P., the Company, Rhode Island Hospital Trust Bank National Bank (a Bank of
                       Boston company) and Other Banks which may become parties to the Agreement and Rhode Island Trust National Bank, as Agent (incorporated by reference to
                       Exhibit 4.1 to the Company's Quarterly Report on Form
                       10-QSB  for  the   quarter   ended   March  31,  1997
                       (Commission File No. 1-13080))
Exhibit 5              Opinion of Piper & Marbury L.L.P.
Exhibit 8              Opinion of Cummings & Lockwood re:  Tax Matters
Exhibit 23(a)          Consent of Ernst & Young LLP
Exhibit 23(b)          Consent of Piper & Marbury L.L.P. (included in Exhibit 5)
Exhibit 23(c)          Consent of Cummings & Lockwood (included in Exhibit 8)
Exhibit 24             Power of Attorney

Item 17.  Undertakings

          (a) The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided,  however,  that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on March 24, 1998.


                              GROVE PROPERTY TRUST


                                          By    /s/ JOSEPH R. LaBROSSE
                                               -------------------------------
                                               Joseph R.  LaBrosse
                                               Chief Financial Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown on the 24th day of March, 1998.


Damon D.  Navarro      Trustee and Chairman of )
                       the Board and Chief     )
                       Executive Officer       )
                       (Principal executive    )
                       officer)                )
Joseph R.  LaBrosse    Trustee and Chief       )
                       Financial Officer       )
                       (Principal financial    )
                       and accounting officer  )
Theodore R.  Bigman    Trustee                 ) By: /s/ JOSEPH R. LaBROSSE
                                               )    --------------------------
J.  Joseph Garrahy     Trustee                 ) Name:  Joseph R. LaBrosse
Harold V.  Gorman      Trustee                 )        Attorney-in-fact
Edmund F.  Navarro     Trustee                 )
James F.  Twaddell     Trustee                 )

                                  Exhibit Index

Exhibit 4(a) Third Amended and Restated Declaration of Trust of the Company dated March 14, 1997 as amended by Articles Supplementary dated October 23, 1997 (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 1-13080))
Exhibit 4(b)           Amended  and   Restated   Bylaws  of  the  Company
                       (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated March 14, 1997 and filed March 31, 1997 (Commission File No. 1-13080))
Exhibit 4(c) Form of Agreement of Limited Partnership of Grove Operating, L.P., among the Company and the other partners named therein (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated February 13, 1997 (Commission File No. 1-13080))
Exhibit 4(d) Amendment to the Agreement of Limited Partnership of Grove Operating, L.P., among the Company and the other partners named therein (incorporated by reference to
                       Exhibit 4.3 to Amendment No. 2 to the Company's Registration Statement on Form S-2 (No. 333-38183))
Exhibit 4(e) Revolving Credit Agreement dated March 26, 1997, among Grove Operating, L.P., the Company, Rhode Island Hospital Trust Bank National Bank (a Bank of Boston company) and Other Banks which may become parties to the Agreement and Rhode Island Trust National Bank, as Agent (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (Commission File No. 1-13080))
Exhibit 5              Opinion of Piper & Marbury L.L.P.
Exhibit 8              Opinion of Cummings & Lockwood re:  Tax Matters
Exhibit 23(a)          Consent of Ernst & Young LLP
Exhibit 23(b)          Consent of Piper & Marbury L.L.P. (included in Exhibit 5)
Exhibit 23(c)          Consent of Cummings & Lockwood (included in Exhibit 8)
Exhibit 24             Power of Attorney